Execution Version
AMENDED AND RESTATED CREDIT AGREEMENT
by and among
HIGH STREET CAPITAL PARTNERS, LLC
as Borrower,
ACREAGE HOLDINGS, INC.,
as Parent,
THE OTHER LOAN PARTIES THAT ARE PARTY HERETO,
THE LENDERS THAT ARE PARTY HERETO,
as Lenders
and
VRT AGENT LLC,
as Agent
As of June 3, 2024

TABLE OF CONTENTS

EXHIBITS AND SCHEDULES
Exhibit A    Form of Assignment and Acceptance
Exhibit B    Form of Compliance Certificate
Exhibit C    U.S. Tax Compliance Certificates
Exhibit D    ERC Agreement
Schedule D-1    Designated Account
Schedule P-1    Permitted Liens
Schedule N    Non-Core Entities
Schedule S    Subsidiary Guarantors as of the Effective Date
Schedule Z    Collateral Properties
Schedule 1.7(c)    Pre-Existing Borrowings
Schedule 3.6    Conditions Subsequent
Schedule 4.4(b)    Capitalization of Loan Parties
Schedule 4.4(c)    Jurisdictions of Organization of Loan Parties
Schedule 4.6(b)    Litigation
Schedule 4.7(d)    Cannabis Licenses
Schedule 4.11    Environmental Matters
Schedule 4.12(a)    Real Property
Schedule 4.12(b)    Title Commitments
Schedule 4.12(g)    Collateral Property Matters
Schedule 4.13    Broker Fees
Schedule 4.15    Existing Indebtedness
Schedule 4.22    Material Contracts
Schedule 4.24    Collateral Locations
Schedule 4.26    Intellectual Property
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 5.7    General Contractor Additional Insurance Provisions
Schedule 6.6    Nature of Business

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”), is entered into as of June 3, 2024, by and among HIGH STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company (“Borrower”), ACREAGE HOLDINGS, INC., a corporation existing under the laws of the Province of British Columbia (“Parent”), the Subsidiary Guarantors identified on the signature pages hereof, Viridescent Realty Trust, Inc. (“VRT”), 11065220 Canada Inc. (“1106”; together with VRT and each of 1106’s and VRT’s respective successors and permitted assigns, each a “Lender” and collectively, as the “Lenders”), VRT AGENT LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, Borrower, AFC Agent LLC, a Delaware limited liability company (“AFC”), as administrative agent for the Original Lenders (as defined below) (in such capacity, “Original Administrative Agent”), Agent, in its capacity as co-agent for the Original Lenders (in such capacity, “VRT Co-Agent” and together with the Original Administrative Agent, the “Original Agents” and each an “Original Agent”), AFC Gamma, Inc. and AFC Institutional Fund LLC (collectively, “AFC Lenders”) and VRT (AFC Lenders and VRT, collectively the “Original Lenders”) are parties to that certain Credit Agreement, dated as of December 16, 2021 (as amended by the First Amendment to Credit Agreement dated as of October 24, 2022 and the Second Amendment to Credit Agreement dated as of April 28, 2023, the “Original Credit Agreement”), pursuant to which the Original Lenders made certain credit facilities available to the Borrower;
WHEREAS, pursuant to the Assignment and Acceptance Agreement of even date herewith among the AFC Lenders and 1106 (the “AFC-1106 Assignment Agreement”), AFC Lenders have assigned all of their rights and interests under the Original Credit Agreement to 1106 as more particularly provided therein, and as a result thereof, VRT and 1106 became the sole “Lenders” under the Original Credit Agreement;
WHEREAS, pursuant to the Assignment and Acceptance Agreement of even date herewith among 1106 and VRT, (the “1106-VRT Assignment Agreement”; together with the AFC-1106 Assignment Agreement, the “Assignment Agreements”), 1106 has assigned a portion of the rights and interests it acquired pursuant to the AFC-1106 Assignment Agreement to VRT as more particularly provided therein;
WHEREAS, pursuant to the terms and conditions of the Agency Assignment Agreement of even date herewith (the “Agency Assignment Agreement”), AFC resigned as the Original Administrative Agent and an Original Agent under the Original Credit Agreement, and VRT and 1106 have appointed Agent as the successor to the Original Administrative Agent under the Original Credit Agreement and the other Loan Documents, as a result of which Agent (in its capacities as VRT Co-Agent and as successor to the Original Administrative Agent) became the sole agent under the Original Credit Agreement;
WHEREAS, certain Events of Default have occurred and are continuing under the Original Credit Agreement, this Agreement and the other Loan Documents, including, without limitation:

(1) Events of Default under Section 8.1(a) of the Original Credit Agreement for the failure to make the interest payment for the month ending April 30, 2024 within five (5) Business Days of its due date, in violation of Section 2.5(c) of the Original Credit Agreement, Section 4 of the Parent Guaranty and Section 4 of the Subsidiary Guaranty, (2) an Event of Default under Section 8.1(b)(i) of the Original Credit Agreement for the failure to comply with the minimum unrestricted cash balance covenant set forth in Section 7.4 of the Original Credit Agreement, and (3) an Event of Default under Section 8.1(b)(ii) of the Original Credit Agreement due to the Borrower’s incurrence of more than $500,000 in trade payables that are ninety (90) days or more past due, in violation of Section 6.1 of the Original Credit Agreement (collectively, the “Specified Defaults”);
AND WHEREAS the Borrower, Parent, the other Loan Parties and the Lenders wish to make certain amendments to the Original Credit Agreement, and have agreed to do so by way of an amendment and restatement of the Original Credit Agreement reflecting such amendments;
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions.
Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to such terms below:
“1106” has the meaning specified therefor in the preamble to this Agreement.
“1106-VRT Assignment Agreement” has the meaning specified therefor in the Preliminary Statements.
“ABR” means, for any day, a rate per annum equal to the Prime Rate in effect on such day; provided that if ABR shall be less than 5.50%, such rate shall be deemed 5.50% for purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.
“Accrued 1106 Obligations” means all accrued and unpaid interest, Lender Group Expenses (as defined in the Original Credit Agreement) and all other unpaid Obligations (as defined in the Original Credit Agreement) (other than on account of principal) assigned to 1106 pursuant to the AFC-1106 Assignment Agreement, in the amount specified in Schedule 1.7(c).
“Accrued VRT Obligations” means the interest that is accrued and unpaid on the Term Loan (as defined in the Original Credit Agreement”) held by VRT as of the Effective Date (without regard to the assignment to VRT pursuant to the 1106-VRT Assignment), in the amount specified in Schedule 1.7(c).
“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Stock of another Person or (b) all or substantially all of the assets of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Additional Documents” has the meaning specified therefor in Section 5.13.
“Adjusted EBITDA” means, with respect to any period,
(a)EBITDA,
minus
(b)without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)extraordinary non-recurring or unusual gains and income, and
(ii)non-cash items increasing consolidated net earnings for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), and
(iii)interest income,
plus
(c)without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)extraordinary non-recurring or unusual charges, losses or expenses, including for goodwill write-offs and write downs;
(ii)non-cash compensation expense, or other non-cash expenses or charges in each case arising from the granting of stock options, stock appreciation rights or similar arrangements;
(iii)transaction fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition (as defined in the Original Credit Agreement), any Investment (other than intercompany Investments in the ordinary course of business), any Disposition (other than Dispositions in the ordinary course of business), any incurrence, repayment or refinancing of Indebtedness (or any amendment or other modification of any Indebtedness) or any issuance of Equity Interests, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed;
(iv)any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business;
(v)fees, costs and expenses paid in cash in connection with the repayment or prepayment of Indebtedness (including the Obligations and excluding any payments of interest or principal);

(vi)fees, costs and expenses in connection with the Loan Documents (and excluding any payments of interest or principal); and
(vii)fees and expenses paid or reimbursed to Agent and the Lenders (and excluding any payments of interest or principal);
provided, that the aggregate amounts added back pursuant to clauses (c)(i), (c)(iii), (c)(v) through (vii) shall not exceed 10% of Adjusted EBITDA (“EBITDA Cap”) for such period (calculated prior to giving effect to such clauses (c)(i), (c)(iii). (c)(v) through (vii); provided, further that to the extent there is a portion of clause (c)(i) that is not added back due to the EBITDA Cap, an amount of extraordinary, non-recurring or unusual gains equal to such portion shall be included in Adjusted EBITDA notwithstanding clause (b)(i).
“AFC Lenders” has the meaning specified therefor in the Preliminary Statements.
“AFC-1106 Assignment Agreement” has the meaning specified therefor in the Preliminary Statements.
“Affiliate” means, as applied to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided that, for purposes of Section 6.12: (a) any Person which owns directly or indirectly ten percent (10.00%) or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10.00%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person; and provided, further, that in no event shall Agent, the Lenders or their respective Affiliates be deemed to be Affiliates of any Loan Party for any purpose whatsoever. The term Affiliate excludes Canopy and Canopy USA or any Subsidiaries of Canopy or Canopy USA until the consummation of the Permitted Canopy Transaction.
“Agency Assignment Agreement” has the meaning specified therefor in the Preliminary Statements.
“Agent” has the meaning specified therefor in the preamble to this Agreement; provided, that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any time there is a reference to the “Administrative Agent” or the “Co-Agent” under the Original Credit Agreement or any other Loan Documents executed prior to the Effective Date, such reference shall at all times on and after the Effective Date be deemed to refer to Agent.
“Agent Fee” has the meaning specified therefor in Section 2.6(b).
“Agent-Related Persons” means the Agent, together with its Affiliates, officers, directors, employees, attorneys and agents.

“Agent’s Account” means the Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders.
“Agent’s Liens” means the Liens granted by Borrower and the Loan Parties, as applicable, to Agent under the Loan Documents securing or purporting to secure the Obligations for the benefit of the Lender Group.
“Agreement” has the meaning specified therefor in the preamble to this Agreement.
“Agreement Among Lenders” means the Agreement Among Lenders, dated as of the Effective Date, by and among Agent and each Lender and acknowledged by the Loan Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Money Laundering Laws” means all Applicable Laws that may be enforced by any Governmental Authority relating to anti-money laundering statutes, laws, regulations and rules, including, but not limited to the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951 1959), as amended by the Patriot Act.
“Applicable Law” means any applicable United States or foreign federal, state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the conduct and business of the applicable Person, including but not limited to any applicable Sanctions Laws, Anti-Money Laundering Laws or Environmental Laws; provided, however, that “Applicable Law” shall exclude (i) any United States federal laws, rules, or regulations as they relate to cannabis or any other United States federal law, civil, criminal, or otherwise, that are directly or indirectly related to the cultivation, harvesting, manufacturing, production, marketing, commercialization, labeling, distribution, sale and possession of cannabis, Marijuana or related substances or products containing cannabis, Marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act, 21 USC 801 et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 (“Federal Cannabis Law”); and (ii) any other U.S. federal law, regulation, or schedule in effect at the relevant time, which by extension would be violated solely because a Marijuana activity violates the then effective provisions of any Federal Cannabis Law.
“Applicable Margin” means, with respect to any Loan, five and three quarters percent (5.75%) per annum.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full on the Maturity Date, (b) an Event of Default described in Section 8.1(d) or Section 8.1(e), or (c) any other Event of Default, subject to the expiration of any applicable cure period, which the Agent has designated in written notice to the Borrower as an “Application Event” under this Agreement.

“Arrangement Agreements” means, collectively, (i) that certain arrangement agreement, dated as of April 18, 2019, by and among Canopy and Parent, as amended, restated or otherwise modified from time to time; and (ii) that certain arrangement agreement, dated as of October 24, 2022, by and among Canopy, Canopy USA and Parent, as amended, restated or otherwise modified from time to time.
“Assignee” has the meaning specified therefor in Section 14.1(a).
“Assignment Agreements” has the meaning specified therefor in the Preliminary Statement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A to this Agreement.
“Auditor” has the meaning specified therefor in Section 5.1(a).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Benefit Plan” means (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years and (ii) any Foreign Plan.
“Blocked Person” has the meaning specified therefor in Section 4.28(b).
“Board of Directors” means, as to any Person, the board of directors (or comparable governing body) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable governing body).
“Borrower” has the meaning specified therefor in the preamble to this Agreement.
“Budget” means the 13-week cash flow forecast that has been prepared by the Borrower’s management, certified by the chief financial officer of Borrower and delivered to Agent every 4 weeks pursuant to Section 5.24 of this Agreement, projecting the operations of Parent and its Subsidiaries for the immediately succeeding 13-week period; provided that, upon delivery of such 13-week cash flow forecast, such 13-week cash flow forecast shall automatically constitute the “Budget” for purposes of this Agreement until such time that the Borrower delivers a subsequent 13-week cash flow forecast that, upon delivery thereof, shall automatically constitute the “Budget” for purposes of this Agreement. Notwithstanding the foregoing, Borrower may amend, supplement or replace any current Budget and, upon such amendment, supplement or replacement thereof, such amended, supplemented or replaced Budget shall automatically constitute the current Budget for purposes of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.
“Cannabis Law” means any applicable state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the cultivation, manufacture, development, distribution, or sale of cannabis or products containing cannabis but in any event excluding any Federal Cannabis Laws.
“Cannabis License” means all permits, licenses, registrations, variances, land-use rights, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals or similar permissions from Regulatory Authorities authorizing the recipient to conduct business in accordance with the Cannabis Laws of each applicable jurisdiction, including specifically applicable licenses required by each of the Core States and their applicable regulations.
“Canopy” means Canopy Growth Corporation and its Affiliates, which, for greater certainty, excludes Canopy USA.
“Canopy USA” means Canopy USA, LLC and its Affiliates, which, for greater certainty, excludes Canopy.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, which are paid in cash.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than one hundred million dollars ($100,000,000), (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than five hundred million dollars ($500,000,000), having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
“Cash Pay Date” means November 30, 2024.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:
(a)a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Parent becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction;
(b)any Person or two or more acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 50% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(c)a transaction that results in Parent failing to own directly or indirectly, beneficially and of record on a fully diluted basis, 100% of the aggregate voting interests and 75% of the aggregate economic interests in Borrower;
(d)Borrower ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens other than Permitted Liens arising by operation of law, one hundred percent (100.00%) of the issued and outstanding shares of each class of capital Stock of any wholly-owned Loan Party or, in the case of less than wholly-owned Loan Parties as of the Effective Date, a lesser amount of the issued and outstanding shares of each class of capital Stock of any Loan Party than on the Effective Date; or
(e)the occurrence of a change in control, change of control, or other similar provision, as defined in any document governing any Material Indebtedness triggering a default, mandatory prepayment or mandatory repurchase offer, which default, mandatory prepayment or requirement to make a mandatory repurchase offer has not been waived in writing.
Notwithstanding the foregoing or anything else contained herein or any other Loan Document, the Permitted Canopy Transaction or any Acquisition of, whether directly or indirectly, Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 50% or more of the combined voting power of all Equity Interests of Parent entitled to vote for the election of members of the Board of Directors of Parent by Canopy or Canopy USA or any of their respective Affiliates, including the exercise of any rights under the Arrangement Agreements, shall be deemed not to be a “Change of Control” for purposes of this Agreement or the other Loan Documents.
“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
“Collateral” means all assets and interests in assets, except Excluded Assets, and proceeds thereof now owned or hereafter acquired by any Loan Party and any other Person who has granted a Lien to Agent or the Lenders under the Loan Documents, in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Assignment” means a collateral assignment of any Loan Party’s rights under any Lease.
“Collateral Properties” means the Real Property specified in Schedule Z.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B to this Agreement delivered, on behalf of Borrower, by the chief financial officer or chief executive officer of Borrower to Agent and the Lenders.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Connecticut Business” means the hybrid medical and adult use retail operations owned by Thames Valley Apothecaries, LLC, D&B Wellness, LLC and Prime Wellness of Connecticut, LLC.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Applicable Laws or the organizational documents or any contractual obligation (other than under any Loan Document) applicable to such Subsidiary.
“Control Agreement” means, with respect to any Deposit Account, Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.
“Conversion Date” has the meaning specified therefor in Section 2.3(g).
“Core State” means Connecticut, Illinois, Maine, Massachusetts, New Jersey, New York, Ohio and Pennsylvania or such other jurisdiction as may be deemed a “Core State” hereunder as mutually agreed between Agent and Borrower.
“Cure Amount” has the meaning specified therefor in Section 9.4(a).
“Cure Right” has the meaning specified therefor in Section 9.4(a).
“Cure Right Deadline” has the meaning specified therefor in Section 9.4(a).
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Deposit Account” means any deposit account (as such term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Disposition” has the meaning specified therefor in Section 6.4.
“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is one hundred eighty (180) days after the Maturity Date.
“Dollars” or “$” means United States dollars.
“EBITDA” means, with respect to Parent and its Subsidiaries determined on a consolidated basis, for any period,
(f)Consolidated Net Income,
plus
(g)without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)Interest Expense (and to the extent not reflected in Interest Expense, (x) bank and letter of credit fees and premiums in connection with financing activities and (y) amortization of deferred financing and loan fees,
(ii)Taxes due and payable for such period, and
(iii)depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.
“EBITDA Cap” has the meaning specified therefor in the definition of “Adjusted EBITDA”.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means June 3, 2024.
“Election” has the meaning specified therefor in Section 2.5(c)(ii)
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving material violations of Environmental Laws, or Releases of Hazardous Materials (a) at or from any assets, properties, or businesses of Borrower or any of its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) at or from any facilities which received Hazardous Materials generated by Borrower or any of its Subsidiaries, or any of their predecessors in interest.
“Environmental Law” means any Applicable Law relating to worker health and safety, protection of the environment or natural resources, or the use, transportation, storage, disposal, Release or remediation of any Hazardous Material.
“Environmental Liabilities” means all material liabilities, monetary obligations, losses, damages, (including punitive damages, consequential damages and treble damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interest” means with respect to a Person, any (a) stock, partnership interest, membership interest or other equity interest in such Person or (b) any option, warrant or other right to acquire, convert into or exchange for an equity interest in such Person.
“ERC Agreement” means that certain Risk Participation of ERC Claim Agreement, by and among the ERC Lender, as buyer, by certain of the Subsidiary Guarantors party thereto, as sellers, and HSCP Service Company, LLC, Greenleaf Apothecaries LLC, Prime Wellness of Pennsylvania, LLC, The Botanist, Inc., Acreage CCF New Jersey, LLC, NYCANNA, LLC, In Grown Farms LLC 2, NCC LLC, Prime Wellness of Connecticut, LLC, Greenleaf Therapeutics, LLC, Thames Valley Apothecary LLC, HSCP Oregon, LLC, CWG Botanicals, Inc., D&B Wellness LLC, 22nd and Burn, Inc., The Firestation 23, Inc., East 11th Incorporated and Greenleaf Gardens, Inc., as buyers, in substantially the form attached as Exhibit D hereto.
“ERC Lender” means 1861 Acquisition LLC or any other lender approved by Agent in its reasonable discretion.
“ERC Tax Refund Claim” means the payments, proceeds or distributions from the Internal Revenue Service in respect of employee retention credits claimed by certain of the Loan Parties in the aggregate principal amount of $14,250,973.85.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of the any Loan Party under IRC Section 414(o).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by Borrower or any of its Subsidiaries or ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Borrower or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan or Borrower’s receipt of notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or, with respect to a Multiemployer Plan, Borrower’s receipt of notification of the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate such Multiemployer Plan, (e) the determination that any Pension Plan or, with respect to any Multiemployer Plan, Borrower’s receipt of notification, that such Pension Plan or Multiemployer Plan, as applicable, is considered an at risk plan or a plan in critical or endangered status under the IRC, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, with respect to any Multiemployer Plan, Borrower’s receipt of notification that an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer such Multiemployer Plan, or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any of its Subsidiaries or ERISA Affiliates.
“Erroneous Payment” has the meaning specified therefor in Section 16.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 16.13(d)(i).
“Erroneous Payment Impacted Class” has the meaning specified therefor in Section 16.13(d)(i).
“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 16.13(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified therefor in Section 16.13(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 8.1; provided that through and including January 15, 2025, the Specified Defaults shall not constitute Events of Default for any purposes hereunder (it being acknowledged that after January 15, 2025, unless the First Out Payout Date has occurred or the Specified Defaults have been waived in writing by the “Required First Out Lenders” (as defined in the Agreement Among Lenders), the Specified Defaults shall for all purposes hereunder constitute Events of Default which occurred on the actual date of their occurrence, such that, among other things, default interest may be imposed retroactively to the date of the actual occurrence of such Specified Events of Default).
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Assets” has the meaning specified therefor in the Security Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan (other than pursuant to an assignment request by Borrower under Section 14.1(a)) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.11, amounts with respect to such Taxes were payable either to a Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 16.11(f) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“First Budget Delivery Date” means the first date on which Borrower has delivered a 13-week cash flow forecast as the "Budget" for purposes of this Agreement in accordance with such definition.
“First Out Lender” has the meaning specified therefor in the Agreement Among Lenders.

“First Out Payout Date” means the date upon which all First Out Priority Obligations have either been “Paid in Full” or have been sold and assigned to the “Last Out Lenders” or their “Permitted Last Out Assignee” in accordance with the terms of the Agreement Among Lenders (the foregoing quoted terms are as defined in the Agreement Among Lenders).
“First Out Priority Obligations” has the meaning specified therefor in the Agreement Among Lenders.
“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries determined on a consolidated basis, for the four fiscal quarter period then ended, the ratio of (a) (i) Adjusted EBITDA for such trailing twelve (12) month period just ended minus (ii) Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period and (iii) management fees, advisory fees, director fees or the like, to the extent not already captured in the calculation of Adjusted EBITDA, to (b) Fixed Charges for such period; provided that, Adjusted EBITDA, Unfinanced Capital Expenditures and such management fees, advisory fees, director fees or the like, to the extent not already captured in the calculation of Adjusted EBITDA, and Fixed Charges shall be determined, in the case of the following periods, as follows: for the fiscal quarters ending December 31, 2024 and March 31, 2025, the actual aggregate amount for the two consecutive fiscal quarter period then ending multiplied by two (2).
“Fixed Charges” means, with respect to any period and with respect to Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) all principal payments in respect of Indebtedness that are paid during such period (including the principal portion of payments of Capital Lease Obligations), and (c) any distributions and dividends paid during such period.
“Federal Cannabis Law” has the meaning specified therefor in the definition of Applicable Law.
“Foreign Lender” means each Lender (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Plan” means any employee benefit plan or arrangement that would be considered a “defined benefit plan” (as defined in Section 3(35) of ERISA) if such plan was maintained in the United States and that is (a) maintained or contributed to by Borrower or any of its Subsidiaries that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of Borrower or any of its Subsidiaries.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificates of designations pertaining to preferred securities, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of the United States, any foreign country or any multinational authority, or any state, province, territory, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, tax, regulatory or administrative functions of or pertaining to government, including, without limitation, other administrative bodies or quasi-governmental entities established to perform the functions of any such agency or authority, and any agency, branch or other governmental body (federal or state) charged with the responsibility, or vested with the authority to administer or enforce, any Applicable Laws.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity” (b) petroleum and petroleum products, and (c) per- and polyfluoroalkyl substances (PFAS).
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Historical Financial Statements” has the meaning specified therefor in Section 4.8.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respects of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.
“Indemnified Person” has the meaning specified therefor in Section 11.3.
“Initial Agent Fee” has the meaning specified therefor in Section 2.6(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” has the meaning specified therefor in the Security Agreement.
“Intellectual Property Security Agreement” means a collateral or security agreement pursuant to which the Loan Parties grant a security interest in its interests in certain Intellectual Property to Agent, as security for the Obligations.
“Intercompany Subordination Agreement” means that certain subordination agreement, dated as of the Original Closing Date, by and among the Agent (as successor-in-interest to the Original Administrative Agent) and the Loan Parties, as amended, restated or otherwise modified from time to time.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Reserve” has the meaning specified therefor in Section 9.4(a).
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and consistent with past practice, and (b) bona fide accounts arising in the ordinary course of business consistent with past practice), purchase, or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Investment Debt” means that certain Indebtedness owed to Waterton Glacier LP pursuant to the Loan Agreement by and among HSCP CN Holdings II ULC, High Street Capital Partners, LLC and Waterton Glacier LP, dated September 28, 2020, as amended by Amendment No. 1 to HSCP CN Holdings II ULC Loan Agreement among HSCP CN Holdings II ULC, High Street Capital Partners, LLC and Waterton Glacier LP dated December 16, 2021 so long as no Loan Party is an obligor thereunder.
“Investment Debt Documents” means that certain Loan Agreement by and among HSCP CN Holdings II ULC, High Street Capital Partners, LLC and Waterton Glacier LP, dated September

28, 2020, as amended by Amendment No. 1 to HSCP CN Holdings II ULC Loan Agreement among HSCP CN Holdings II ULC, High Street Capital Partners, LLC and Waterton Glacier LP dated December 16, 2021, and any other amendments, modifications or supplements from time to time in accordance with the terms of this Agreement and the other documents and agreements, including any licenses, permits, waivers relating thereto or side letters or agreements affecting the terms thereof, executed in connection with the Investment Debt.
“IRC” means the United States Internal Revenue Code of 1986, as amended.
“Late Fee” has the meaning specified therefor in Section 2.6(a).
“Lease” means, with respect to any Leasehold Property, the lease, sublease or other agreement under the terms of which any Loan Party has or acquires from any Person any right to occupy or use such Real Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications and replacements of each such lease, sublease, agreement or guaranty.
“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Agent in its sole discretion as not being required to be included in the Collateral.
“Lender” and “Lenders” have the meaning set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement pursuant to the provisions of Section 14.1.
“Lender Election” has the meaning specified therefor in Section 2.5(c)(ii).
“Lender Group” means each of the Lenders and Agent, or any one or more of them.
“Lender Group Expenses” means all of the following (without double-counting or duplication):
(a)reasonable and documented out-of-pocket costs or expenses (excluding Taxes (which are addressed in Section 10) required to be paid by Borrower or the other Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group);
(b)documented, reasonable, out of pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent and the other Loan Parties under any of the Loan Documents, including fees or charges for background checks and OFAC/PEP searches (in each case, solely to the extent contemplated by this Agreement), photocopying, notarization, couriers and messengers, telecommunication, third party digital automation services and compliance software, public record searches, filing fees, recording fees, publication, real estate surveys (solely to the extent contemplated by this Agreement), real estate title policies and endorsements (solely to the extent contemplated by this Agreement), and environmental audits (solely to the extent contemplated by this Agreement);
(c)Agent’s customary and documented fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Loan Party or other members of the Lender Group (whether by wire transfer or otherwise) together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith;
(d)reasonable and documented charges paid, imposed or incurred by Agent and/or any Lender resulting from the dishonor of checks payable by or to any Loan Party;
(e)reasonable documented out of pocket costs and expenses paid or incurred by the Lender Group to correct any Event of Default or enforce any provision of the Loan Documents, or, upon the occurrence and during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated;
(f)solely to the extent contemplated by the terms of this Agreement, financial examination, audit, and valuation reasonable and documented fees and reasonable and documented out-of-pocket expenses of Agent related to any inspections or financial examination, audit, and valuation to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement (including, without limitation, any such fees and expenses described in Section 2.10); provided that, such limits shall not apply during the continuance of an Event of Default;
(g)Agent’s reasonable and documented out of pocket costs and expenses (including reasonable and documented expenses of one primary counsel) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent or any other Loan Party, except with respect to such claims arising from the gross negligence of willful misconduct of Agent or any Lender as determined by the final and non-appealable judgment of a court of competent jurisdiction;
(h)Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable and documented attorney’s fees and due diligence expenses of (i) external counsel to Agent and the Lenders, taken as a whole, (ii) local firm of counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and (iii) any additional counsel if one or more actual or potential conflicts of interest arise for each class of similarly situated Persons) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Loan, CUSIP, DXSyndicate, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), amending, waiving, or modifying the Loan Documents; and
(i)Agent’s and each Lender’s documented costs and expenses (including documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any other Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or adverse proceeding is brought, or in taking any enforcement action or Remedial Action concerning the Collateral.
“Lender Group Representatives” has the meaning specified therefor in Section 17.7(a).
“Lender Observer” has the meaning specified therefor in Section 5.17.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan” means any loan made under the Original Credit Agreement and constituting Pre-Existing Borrowings hereunder, together with any payment in kind interest which is added thereto in accordance with the terms hereof, and “Loans” means all of them, collectively.
“Loan Account” has the meaning specified therefor in Section 2.9.
“Loan Documents” means this Agreement, the Agreement Among Lenders, the Parent Guaranty, any Subsidiary Guaranties, the Security Agreement, the Pledge Agreement, the Control Agreements, any Intellectual Property Security Agreements, the Mortgages, any Collateral Assignments, and any other instrument or agreement entered into, now or in the future, by Parent or any other Loan Party or any shareholder of Parent or any other Loan Party, and any member of the Lender Group in connection with this Agreement, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of Loans held by such Lender at such time.
“Loan Party” means Parent, Borrower or any Subsidiary Guarantor, and “Loan Parties” means all of them, collectively.
“Margin Stock” has the meaning specified in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and the other Loan Parties (taken as a whole), which causes a material impairment of their ability to perform their respective obligations under the Loan Documents; (ii) the legality, validity, or enforceability of the Loan Documents under Applicable Law; (iii) the Lender Group’s ability to enforce the Obligations or realize upon the Collateral under Applicable Law or (iv) an impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral under Applicable Law; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any change in GAAP.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person is a party involving aggregate revenues payable to or consideration payable to or by such Person of five hundred thousand Dollars ($500,000) or more (other than purchase orders or customer agreements in the ordinary course of the business of such Person and other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon less than forty five (45) days’ notice without penalty or premium), (ii) any Lease, and (iii) all other contracts or agreements, the loss of which would reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” means any Indebtedness in excess of five hundred thousand Dollars ($500,000) in aggregate outstanding principal amount, but shall not include the Investment Debt.
“Maturity Date” means January 1, 2026, subject to the Maturity Date Extension.
“Maturity Date Extension” has the meaning set forth in Section 2.3(g).
“Measurement Period” means (i) the period of four consecutive weeks ending on the last Friday of the second full calendar month after the Effective Date and (ii) each subsequent period of four consecutive weeks.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgage” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property owned by any Loan Party.
“Mortgage Supporting Documents” means, with respect to each Mortgage for a parcel of Real Property, each the following:
(j)(i) evidence in form and substance reasonably satisfactory to Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority lien on property described therein in favor of Agent (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted hereunder and (B) such other Liens as Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to Agent;
(k)a lender’s Title Insurance Policy dated a date reasonably satisfactory to Agent, which shall (i) be in an amount not less than the appraised value (determined by reference to an appraisal) of such parcel of Real Property in form and substance satisfactory to Agent, (ii) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Liens permitted hereunder and for such defects and encumbrances as may be approved by Agent, (iii) name Agent as the insured thereunder, (iv) contain such endorsements as Agent deems reasonably necessary, and (v) be otherwise in form and substance reasonably satisfactory to Agent;

(l)copies of a recent ALTA survey of such parcel of Real Property in form and substance satisfactory to Agent, but in any event allowing for the Title Insurance Policy to be issued without a standard survey exception (unless otherwise agreed by Agent) and with same as survey endorsement;
(m)evidence in form and substance reasonably satisfactory to Agent that all premiums in respect of the lender’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid;
(n)concurrent with the delivery of any Mortgage of Real Property, (i) a completed standard “life of loan” flood hazard determination form, (ii) if the improvements to the applicable improved property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), a written notification to Borrower (“Borrower Notice”), (iii) Borrower’s written acknowledgment of receipt of Borrower Notice as to the fact that such Real Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iv) if Borrower Notice is required to be given and flood insurance is available in the community in which the applicable Real Property is located, copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued and naming Agent as loss payee on behalf of the Lender Group; and
(o)such other agreements, documents and instruments in form and substance reasonably satisfactory to Agent as Agent deem necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such parcel of Real Property in favor of Agent (or in favor of such other trustee as may be required or desired under local law) subject only to (i) Liens permitted hereunder and (ii) such other Liens as Agent may reasonably approve.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any of its Subsidiaries or any ERISA Affiliates makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, (a) with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration when actually received) by or on behalf of Parent or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Parent or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid or payable to a Person that is not an Affiliate of such Parent or such Subsidiaries and are properly attributable to such transaction and (iv) indemnity escrow arrangements (solely to the extent permitted by Agent in writing); and (b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Parent or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Loan Party, and are properly attributable to such transaction.
“New York Time” means Eastern Standard Time or Eastern Daylight Time, as applicable.
“Non-Core Entity” and “Non-Core Entities” means any Subsidiary of Borrower that owns Real Property exclusively located in a Non-Core State or holds a Cannabis License exclusively issued by a Non-Core State. The Non-Core Entities as of the Effective Date are set forth on Schedule N under the heading “Non-Core Real Estate Entities”.
“Non-Core State” and “Non-Core States” means any states that are not Core States.
“Obligations” means all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, including any Agent Fee (if any), Late Fee, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations and obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights), other fees, charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Parent or any other Loan Parties are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. Without limiting the generality of the foregoing, the Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Original Administrative Agent” has the meaning specified therefor in the Preliminary Statements.
“Original Closing Date” means December 16, 2021.
“Original Credit Agreement” has the meaning set out in the Preliminary Statements.
“Original Lenders” has the meaning specified therefor in the Preliminary Statements.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(b)).
“Outstanding Amount” means, at any time, the aggregate outstanding principal balance of the Loans at such time immediately prior to giving effect to any prepayment thereof.
“Parent” has the meaning specified therefor in the preamble to this Agreement.
“Parent Guaranty” means that certain guaranty agreement, dated as of the Original Closing Date, executed and delivered by Parent, Acreage Holdings WC, Inc., and Acreage Holdings America, Inc., to Agent on behalf of the Lender Group, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Participant” has the meaning specified therefor in Section 14.1(b).
“Participant Register” has the meaning specified therefor in Section 14.1(b).
“Patriot Act” has the meaning specified therefor in Section 4.16.
“Payment Recipient” has the meaning specified therefor in Section 16.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any of its Subsidiaries or ERISA Affiliates or to which such Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years.
“PEP” has the meaning specified therefor in Section 4.23.
“Perfection Certificate” means a certificate in form satisfactory to Agent that provides information with respect to the personal, real or mixed property of the Loan Parties.
“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound or as to which its assets are bound or which has regulatory authority over such Person’s business and operations; provided, however, that “Permits” shall not mean any Cannabis License.
“Permitted Canopy Transaction” means the acquisition by Canopy, Canopy USA, LLC or any of their respective Affiliates, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 50% or more of the combined voting power of all Equity Interests of Parent entitled to vote for the election of members of the Board of Directors of Parent.
“Permitted Assignee” means:
(p)Agent, any Lender or any of their direct or indirect Affiliates; and
(q)any fund that is administered or managed by Agent or any Lender or an Affiliate of Agent or any Lender.
“Permitted Dispositions” means:
(r)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(s)any involuntary loss, damage or destruction of property;
(t)sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business;
(u)sales of Inventory, products or services to buyers in the ordinary course of business;
(v)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(w)the licensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business;
(x)the sale, assignment, transfer, or disposition, in each case without recourse, of accounts receivable or any delinquent receivables, in each case arising in the ordinary course of business, and only in connection with the compromise, settlement or collection thereof;

(y)the lapse or abandonment of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business;
(z)to the extent constituting a Disposition, the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(aa)to the extent constituting a Disposition, the making of Permitted Investments that are expressly permitted to be made pursuant to this Agreement;
(ab)intercompany dispositions of assets from a Loan Party to another Loan Party (other than any disposition to a Non-Core Entity that would result in it no longer being a Non-Core Entity);
(ac)other issuances of Stock of Borrower or the Parent;
(ad)(i) terminations of leases, subleases, licenses, sub-licenses and agreements in the ordinary course of business and (ii) the surrender or waiver of contractual rights or the settlement release or surrender of contract or tort claims in the ordinary course of business, in each case, to the extent not interfering in any material respect with the business of the Loan Parties;
(ae)[Reserved];
(af)the sale or disposition of any Real Property, Leasehold Property, assets held by, or equity interests in, a Non-Core Entity, the sale or disposition of 510 N. Mantua, Boulevard, Sewell, New Jersey 08080, or the sale or disposition of Real Property located at 10 Grove Street, City of Bridgeton, New Jersey 08302;
(ag)the disposition of the ERC Tax Refund Claim to ERC Lender in accordance with the ERC Agreement;
(ah)any other dispositions of property, with all such property disposed of pursuant to this clause (q) not to exceed a value of five hundred thousand Dollars ($500,000) in any fiscal year, determined by the greater of (i) the aggregate fair market value or (ii) original purchase price or acquisition cost of such property; and
(ai)the sale, transfer or disposition of the Connecticut Business for cash and for fair market value so long as the Net Cash Proceeds thereof are applied as set forth in Section 2.3(f).
“Permitted Indebtedness” means:
(aj)Indebtedness evidenced by this Agreement and the other Loan Documents;
(ak)endorsement of instruments or other payment items for deposit;
(al)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations incurred in the ordinary course of business, and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions;
(am)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(an)Indebtedness incurred in the ordinary course of business in respect of Cash Management Services in an aggregate amount not to exceed two hundred fifty thousand Dollars ($250,000) at any time;
(ao)unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;
(ap)(i) Indebtedness in respect of unsecured intercompany loans and advances solely as between Loan Parties, subject to the Intercompany Subordination Agreement and (ii) unsecured Indebtedness of the Parent up to $18,000,000, provided that the Indebtedness referred to in this clause (ii) shall not be repayable in cash or, to the extent such Indebtedness is repayable in cash, no cash payments with respect to such Indebtedness may be required before, and the final maturity date with respect to such Indebtedness shall be, no earlier than ninety one (91) days after the Maturity Date;
(aq)Permitted Purchase Money Indebtedness;
(ar)the Investment Debt so long as (i) Parent or any other Loan Party does not at any time guaranty such Indebtedness, (ii) the Investment Debt Documents do not contain any cross-default with respect to the Obligations, and (iii) prior to the first anniversary of the Original Closing Date, the interest rate on such indebtedness shall be paid in cash and on and after the first year anniversary of the Original Closing Date, the interest rate on such indebtedness shall only be paid in kind;
(as)Indebtedness comprising or arising from (i) Permitted Investments or (ii) Restricted Payments permitted pursuant to Section 6.8;
(at)guaranties of other Permitted Indebtedness;
(au)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
(av)reasonable and customary indemnification obligations incurred in the ordinary course of business or pursuant to a transaction otherwise permitted under this Agreement, to the extent constituting Indebtedness;
(aw)any Taxes that (i) are not yet delinquent or (ii) are the subject of Permitted Protests;

(ax)trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices that are ninety (90) days or more past due in an aggregate amount (offset by contra-accounts and good faith counterclaims against the payee thereof) not to exceed One Million Dollars ($1,000,000) outstanding at any one time;
(ay)Indebtedness owing to the ERC Lender and incurred under the ERC Agreement in an aggregate principal amount not to exceed $14,250,973.85; and
(az)any other unsecured Indebtedness so long as (i) such Indebtedness shall be subordinated to the Obligations upon terms satisfactory to Agent in its sole discretion, (ii) the interest rate on such Indebtedness shall only be paid in kind and not exceed twenty percent (20%) per annum and (iii) the final maturity date with respect to such Indebtedness shall be no earlier than ninety one (91) days after the Maturity Date.
“Permitted Investments” means:
(ba)Investments in cash and Cash Equivalents;
(bb)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business and consistent with past practice;
(bc)advances (including to trade creditors) made in connection with purchases of goods or services in the ordinary course of business;
(bd)Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;
(be)deposits of cash made in the ordinary course of business to secure performance of operating leases by Borrower that is lessee under such lease;
(bf)Investments made in the form of capital contributions or loans by a Loan Party to another Loan Party;
(bg)Investments existing on the Effective Date in the Stock of direct or indirect Subsidiaries of Borrower existing on the Effective Date;
(bh)the maintenance of deposit accounts and securities accounts in the ordinary course of business and not in violation of this Agreement;
(bi)[reserved]; and
(bj)other Investments not to exceed five hundred thousand Dollars ($500,000) in the aggregate at any time outstanding.
“Permitted Liens” means:
(bk)Agent’s Liens;

(bl)Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying Taxes are the subject of Permitted Protests;
(bm)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.1 of the Agreement;
(bn)Liens set forth on Schedule P-1; provided that, to qualify as a Permitted Lien, any such Lien described on Schedule P-1 shall only secure the Indebtedness that it secures on the Original Closing Date;
(bo)the interests of lessors under operating leases and UCC financing statements filed as a precautionary measure in connection with operating leases or consignment of goods;
(bp)easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances, none of which interfere in any material respect with the ordinary course of business of the Loan Parties;
(bq)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, workmen or suppliers, or other statutory Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either are for sums not yet delinquent or are subject to Permitted Protest;
(br)Liens on amounts pledged or deposited in connection with obtaining worker’s compensation or other unemployment insurance;
(bs)Liens on amounts deposited to secure any Loan Party’s obligations in connection with the making or entering into of bids, tenders, trade contracts (other than for borrowed money), government contracts, statutory obligations, leases and other obligations of a like nature, or leases in the ordinary course of business and not in connection with the borrowing of money;
(bt)Liens on amounts deposited to secure any Loan Party’s obligations as security for surety, stay, custom, appeal performance and return of money bonds, and bonds of a like nature, in connection with obtaining such bonds in the ordinary course of business;
(bu)non-exclusive licenses of Intellectual Property in the ordinary course of business;
(bv)Liens on unearned insurance premiums securing the financing thereof;
(bw)purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and improvements thereon and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired (and improvements thereon);
(bx)Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts not in violation of this Agreement;

(by)Liens in favor of the ERC Lender arising under the ERC Agreement so long as such Lien attaches only to the ERC Tax Refund Claim and proceeds thereof;
(bz)any other Liens securing Indebtedness in an aggregate amount not to exceed five hundred thousand Dollars ($500,000); and
(ca)without duplication, Permitted Priority Liens.
“Permitted Priority Liens” means Permitted Liens which are non-consensual.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment; provided that (a) a reserve with respect to such obligation is established on such Borrower’s or Subsidiary’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or such Subsidiary, as applicable, in good faith, and (c) the Required Lenders are reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens or result in a Material Adverse Effect.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including, for the avoidance of doubt, Capitalized Lease Obligations and other obligations in respect of Capital Leases), incurred after the Original Closing Date and either (i) at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof or (ii) Capital Leases on arm’s length terms for real property (such as Collingswood) acquired by Koach Capital or other financial institutions reasonably acceptable to Agent on which the Loan Parties conduct operating facilities, so long as at the time of incurrence of such Capital Leases, (A) there is no Default or Event of Default outstanding (in each case other than the Specified Defaults) and (B) the net cash proceeds, if any, received in release of the real property subject to such Capital Lease are applied to the First Out Priority Obligations.
“Permitted Tax Payments” means dividends or distributions paid by Borrower or any Subsidiary of Borrower to its direct or indirect owners to pay the actual cash tax liabilities of such direct or indirect owners (after giving effect to any net operating losses or other credits available to such Person) arising as a result of such Person’s equity in such Borrower or such Subsidiary of Borrower.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“PIK Election” has the meaning specified therefor in Section 2.5(c)(ii).
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the IRC or Title IV of ERISA, an ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement, effective as of the Original Closing Date, executed and delivered by each of the pledgors party thereto to Agent on behalf of the Lender Group, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Pre-Existing Borrowings” has the meaning specified therefor in Section 1.7(c).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Pro Rata Share” means, as of any date of determination, with respect to any Lender, the percentage obtained by dividing (a) the Loan Exposure of such Lender by (b) the aggregate Loan Exposure of all Lenders, which, as of the Effective Date is set forth on Schedule 1.7(c), and which percentage may be adjusted from time to time by assignments permitted pursuant to Section 14.1.
“Qualified Stock” means and refers to any Stock issued by Borrower (and not by one or more of their Subsidiaries) that is not a Disqualified Stock.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.
“Recipient” means (a) Agent, or (b) any Lender, as applicable.
“Register” has the meaning specified therefor in Section 14.1(a)(iii).
“Regulatory Authority” means every Person, political subdivision, agency, commission or similar authority authorized by any Governmental Authority with jurisdiction over Borrower to regulate the growth, processing, testing, or sale of cannabis or medical marijuana in any State in which Borrower operates.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.11(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Lenders” means, at any time, (a) Agent and (b) Lenders having or holding more than fifty percent (50.00%) of the Outstanding Amount.
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Stock issued by any other Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than dividends or distributions payable in Qualified Stock issued by a Loan Party), (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Loan Party) any Stock issued by any Loan Party, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Stock of any Loan Party now or hereafter outstanding, (d) make, or cause or suffer to permit any Loan Party to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness, and (e) make any payment with respect to (i) any earnout obligation or similar deferred or contingent obligation other than reasonable and customary bonuses, commissions, or similar payments to employees of the Loan Parties or (ii) advisory fees to any Affiliate of a Loan Party, including any allocation or sharing of overhead, selling, general or administrative expenses, taxes or other shared business expenses.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“Sale Assets” has the meaning specified therefor in Section 9.3(a).
“Sale Notice” has the meaning specified therefor in Section 9.3.
“Sanctions Laws” means all Applicable Laws concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by OFAC, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.) and the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.).
“Sanctioned Entity” means (a) a country, region or territory or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, (c) an organization directly or indirectly controlled by a country, region or territory, or its government, (d) a Person resident in or determined to be resident in a country, region or territory, in each case, that is subject to a country, region or territory, as applicable, sanctions program administered and enforced by OFAC.
“Sanctioned Person” means any Person that is a designated target of Sanctions Laws or is otherwise a subject of Sanctions Laws, including as a result of being (i) owned, held or controlled by any Person which is a designated target of Sanctions Laws, (ii) located or resident in, a national of, or organized under the laws of, any country that is subject to general or country-wide Sanctions Laws, or (iii) a Person named on the list of Specially Designated Nationals maintained by OFAC, or any Person owned fifty percent (50.00%) or more by one or more of such Persons.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Security Agreement” means the Security Agreement, dated as of the Original Closing Date, executed and delivered by the Loan Parties to Agent on behalf of the Lender Group, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Senior Funded Indebtedness” means, as of any date of determination, the sum of the outstanding principal amount of the Loans hereunder outstanding on such date with respect to the Loan Parties and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Senior Leverage Ratio” means, as of any date of determination, the ratio of (i) the amount of Senior Funded Indebtedness as of such date, to (ii) Adjusted EBITDA for the consecutive four (4) fiscal quarter period ended as of such date; provided that, Adjusted EBITDA shall be determined, in the case of each of the following periods, as follows: for the fiscal quarters ending December 31, 2024 and March 31, 2025, the actual aggregate amount for the two consecutive fiscal quarter period then ending multiplied by two (2).
“Specified Defaults” has the meaning specified therefor in the Preliminary Statements.
“Stock” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Unless otherwise indicated, any use of the term Subsidiary shall mean a Subsidiary of Borrower.
“Subsidiary Guarantor” means those certain Subsidiaries of a Loan Party or Parent in existence as of the Effective Date and set forth on Schedule S, and any Subsidiary of a Loan Party formed or acquired after the Effective Date that becomes a guarantor of the Obligations pursuant to Section 5.11 of the Agreement.
“Subsidiary Guaranty” means any guaranty agreement entered into at any time on or after the Effective Date executed and delivered by any Subsidiary Guarantors to Agent on behalf of the Lender Group, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges imposed by any Governmental Authority or Regulatory Authority, including any interest, additions to tax or penalties applicable thereto.
“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to Agent, together with all reasonable endorsements made from time to time thereto, issued to Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to Agent, subject to Permitted Liens, delivered to Agent.
“Total Funded Indebtedness” means, as of any date of determination and without duplication, the sum of (i) the outstanding principal amount of the Loans hereunder and all other Indebtedness for borrowed money of Parent and its Subsidiaries as of such date plus (ii) the outstanding principal amount of any revolving loans outstanding at such date (excluding any undrawn amounts under any such applicable revolving credit facilities), with respect to the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) the amount of Total Funded Indebtedness as of such date, to (ii) Adjusted EBITDA for the consecutive four (4) fiscal quarter period ended as of such date; provided that, Adjusted EBITDA shall be determined, in the case of each period below, as follows: for the fiscal quarters ending December 31, 2024 and March 31, 2025, the actual aggregate amount for the two consecutive fiscal quarter period then ending multiplied by two (2).
“Unfinanced Capital Expenditures” means, with respect to any Person for any period, Capital Expenditures by such Person and its Subsidiaries during such period that are not financed by Indebtedness; provided, that this shall only include Capital Expenditures exceeding $50,000,000 in any fiscal year and not otherwise approved by Agent.
“United States” means the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.
“Voidable Transfer” has the meaning specified therefor in Section 17.6.
“VRT” has the meaning specified therefor in the preamble to this Agreement.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2Accounting Terms
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any similar accounting principle or other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that does not include any qualification or supplemental comment concerning the scope of the audit. Notwithstanding anything to the contrary contained herein or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. If at any time any change in GAAP would affect the computation of any financial ratio or covenant set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and the Lenders unaudited financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3Code
Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4Construction
Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other

Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, prepayment, repayment, or payment in full of the Obligations shall mean the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, the outstanding Loans, (ii) all Lender Group Expenses that have accrued and are unpaid (other than contingent obligations in respect of which no claim has been made) and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid (including in all cases all interest, Lender Group Expenses, fees or charges incurred or accrued during the pendency of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in such Insolvency Proceeding). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.
1.5Schedules and Exhibits
All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.6Documents Executed by an Officer
Any document delivered hereunder that is signed by an officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such officer shall be conclusively presumed to have acted on behalf of such Loan Party.
1.7Amendment and Restatement
(a)This Agreement is an amendment and restatement of the Original Credit Agreement and is not a novation of the Original Credit Agreement. This Agreement reflects amendments to the Original Credit Agreement that have been agreed upon by the parties thereto and has been restated solely for the purposes of incorporating such amendments in a consolidated format.
(b)All references to the “Credit Agreement” or similar references to the Original Credit Agreement in any of the other Loan Documents shall mean and be a reference to this Agreement, as it may be further amended, supplemented, restated or replaced from time to time, without any requirement to amend such Loan Documents.
(c)All Obligations (as defined in the Original Credit Agreement) under the Original Credit Agreement shall be continuing with only the terms thereof being modified as provided in this Agreement, and this Agreement shall not evidence or result in a novation or an accord and satisfaction of such Obligations. Specifically, all “Loans” outstanding under the Original Credit Agreement as at the Effective Date, together with all Accrued 1106 Obligations and all Accrued VRT Obligations (each of which shall be capitalized as of the Effective Date and form part of the aggregate principal amount outstanding hereunder) (collectively, the “Pre-Existing Borrowings”) will be deemed to be Loans outstanding under this Agreement as of the Effective Date, shall comprise the Outstanding Amount as of the Effective Date and will be subject to the terms and conditions of this Agreement. Interest and fee pricing with respect to Pre-Existing Borrowings for any period prior to the Effective Date shall be as set out in the Original Credit Agreement. Interest and fee pricing with respect to Pre-Existing Borrowings from and after the Effective Date shall be as set out in this Agreement. Each Loan Party hereby acknowledges, ratifies, and confirms that as of the Effective Date, the aggregate principal balance of the Pre-Existing Borrowings, and the allocation thereof between the Lenders, is as set forth on Schedule 1.7(c) hereto.
1.8Ratification of Liability
As of the Effective Date, the Borrower, Parent and the other Loan Parties, as debtors, grantors, pledgors, mortgagors, guarantors, assignors, or in other similar capacities in which such parties grant liens or security interests in their properties or otherwise act as accommodation parties or guarantors, as the case may be, under the Loan Documents to which they are a party, hereby (a) acknowledge, confirm, reaffirm, ratify and/or agree that (i) all of the terms and conditions of the Loan Documents executed prior to the Effective Date and any other Loan Document being executed and delivered as of the Effective Date shall be and remain in full force and effect, as so amended and restated, as applicable, and shall constitute the legal, valid, binding and enforceable obligation of the Loan Parties party thereto, (ii) this Agreement shall not release or impair the rights, duties, obligations or Liens created pursuant to the Original Credit Agreement, the Loan Documents executed prior to the Effective Date or any other Loan Document, in each case, to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed in connection herewith, and (iii) after giving effect to this Agreement, no right of offset, defense, counterclaim, recoupment, claim, cause of action or objection in favor of such Loan Party against Agent or any Lender exists as of the date hereof arising out of or with respect to any Loan Document to which such Loan Party is a party, and (b) ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Loan Documents to which they are a party, and ratify and reaffirm their grants of liens on or security interests in their properties pursuant to such Loan Documents to which they are a party, respectively, as security for the Obligations, and as of the Effective Date, each such Person hereby confirms and agrees that such liens and security interests hereafter secure all of the Obligations, including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Original Credit Agreement or any other Loan Document. As of the Effective Date, the Borrower, Parent and the other Loan Parties further agree and reaffirm that the Loan Documents to which they are parties now apply to all Obligations as defined in this Agreement (including, without limitation, all additional Obligations hereafter arising or incurred pursuant to or in connection with this Agreement, the Original Credit Agreement or any other Loan Document). As of the Effective Date, the Borrower, Parent and the other Loan Parties (x) further acknowledge receipt of a copy of this Agreement, (y) consent to the terms and conditions of same, and (z) agree and acknowledge that each of the Loan Documents to which they are a party remain in full force and effect and is hereby ratified and confirmed in all respects.
1.9Specified Defaults
(a)As a result of the existence of the Specified Defaults, subject to the proviso to the definition of “Events of Default” herein, Agent and Lenders have the right to charge interest at the default rate in accordance with (but in all cases subject in the limitations set forth in) Section 2.5(b) commencing on the date on which any Specified Default first occurred.
(b)The Loan Parties shall continue to comply with all limitations, restrictions or prohibitions that are effective or applicable under this Agreement or any of the other Loan Documents during the continuance of any Event of Default. No oral representations or course of dealing on the part of Agent, Lenders or any of their respective members, officers, employees or agents, and no failure or delay by Agent or Lenders with respect to the exercise of any right, power, privilege or remedy under any of this Agreement, the other Loan Documents or Applicable Law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy. The execution and delivery by Agent and the Lenders of this Agreement and any other Loan Document executed and delivered as of the Effective Date shall in no way be deemed to constitute a waiver or deemed waiver of any Events of Default outstanding as of the Effective Date, except with respect to the Specified Defaults as set forth herein. Finally, no waiver, forbearance or other similar action by Agent or Lenders with regard to any Default or Event of Default, whether now existing or hereafter arising under this Agreement or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by an authorized representative of Agent or the Lenders.
2.LOAN AND TERMS OF PAYMENT
2.1Loans
(a)As of the Effective Date, the aggregate Outstanding Amount owing to the Lenders under, or in respect of, the Loans and in respect of all Obligations, is $143,287,337.34, allocated between the Lenders as set forth in Schedule 1.7(c).
(b)The outstanding principal balance of and all accrued and unpaid interest on the Loans shall be due and payable on the earlier of (i) the Maturity Date, (ii) a Change of Control, excluding, for greater certainty, any Permitted Canopy Transaction, (iii) upon the sale or transfer of all or substantially all assets of the Collateral Properties and (iv) the date of the acceleration of the Loans in accordance with the terms hereof. Any principal amount of the Loans that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Loans shall constitute Obligations.

(c)Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent hereby is authorized by Borrower and the Lenders, from time to time, to make Loans to, or for the benefit of, Borrower, on behalf of Agent, in Agent’s discretion, as it deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of repayment of the Obligations (the Loans described in this Section 2.1(c) shall be referred to as “Protective Advances”).
(d)Each Protective Advance shall be deemed to be a Loan hereunder. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Loans. The provisions of this Section 2.1(d) are for the exclusive benefit of Agent and are not intended to benefit Borrower (or any other Loan Party) in any way.
2.2[Reserved]
2.3Payments; Prepayments
(a)Payments by Borrower. Except as otherwise expressly provided herein, (i) all payments by Borrower due and payable to any Lender pursuant to this Agreement shall be made for the benefit of such Lender to Agent’s Account (for subsequent distribution to each Lender) and shall be made in immediately available funds, no later than 5:00 p.m. (New York Time) on the date specified herein and (ii) all payments by Borrower due and payable to Agent pursuant to this Agreement shall be made to Agent at Agent’s Account and shall be made in immediately available funds, no later than 5:00 p.m. (New York Time) on the date specified herein. Any payment received by Agent later than 5:00 p.m. (New York Time) shall be deemed to have been received (unless Agent or such applicable Lender, as applicable, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day; provided that, the failure of Borrower to make a payment to Agent’s Account on or before 5:00 p.m. (New York Time) in accordance with the foregoing shall not constitute a Default or an Event of Default so long as such payment is received on the applicable due date provided herein.
(b)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing, all principal and interest payments made by Borrower shall be paid ratably to the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses made by Borrower (other than fees or expenses that are for Agent’s separate account, which fees and expenses shall be paid to Agent) shall be paid ratably to each Lender according to such Lender’s Pro Rata Share of the Obligation to which a particular fee or expense relates. Subject to any applicable regulatory requirements (including any licensing requirements promulgated by applicable Governmental Authorities or Regulatory Authorities), but in all cases subject to and without limiting the requirements of Section 2.3(f), all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to be distributed to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law. If any Lender shall receive any amounts in respect of the Obligations at any time that an Application Event has occurred and is continuing, such Lender shall receive such amounts as trustee for Agent, and such Lender shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b)(ii).
(ii)At any time that an Application Event has occurred and is continuing, all payments remitted to Agent or any Lender and all proceeds of Collateral received by Agent shall be applied as follows:
(A)first, to pay the Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents until paid in full,
(B)second, to pay any fees or premiums then due to Agent and ratably, to the Lenders under the Loan Documents until paid in full,
(C)third, to pay interest due in respect of all Protective Advances made to or related to any Loan Party until paid in full,
(D)fourth, to pay the principal of all Protective Advances made to or related to any Loan Party until paid in full,
(E)fifth, ratably, to pay the Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any Lender under the Loan Documents until paid in full,
(F)sixth, to the extent not paid under clause 2.3(b)(ii)(E) above, ratably, to pay any fees or premiums then due to any Lender under the Loan Documents until paid in full,
(G)seventh, ratably, to pay interest accrued in respect of the Loans (other than the Protective Advances) until paid in full,
(H)eighth, ratably, to pay the outstanding principal balance of the Loans (other than the Protective Advances), until the Loans are paid in full,
(I)ninth, to pay any other Obligations; and
(J)tenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(iii)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from such Lender in writing, such funds as it may be entitled to receive.
(iv)In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.
(c)Termination. Borrower may terminate this Agreement pursuant to Section 3.5.
(d)[Reserved].
(e)Optional Prepayments. After the Effective Date, Borrower may, upon at least five (5) Business Days’ prior written notice to Agent and each Lender, prepay all or any part of the Outstanding Amount, in accordance with Section 2.3(h).
(f)Mandatory Prepayments. Within three (3) Business Days following the date of receipt by any Loan Party of (A) the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party under clause (o) of the definition of Permitted Disposition (other than the receipt of Net Cash Proceeds from the sale or disposition of assets of or equity interests in Non-Core Entities) or (B) insurance proceeds related to 510 N. Mantua, Boulevard, Sewell, New Jersey 08080, which in each case, such amount shall not be less than $3,000,000, Borrower shall use such Net Cash Proceeds to prepay the outstanding principal amount of the Loans in accordance with Section 2.3(h); provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom (other than the Specified Defaults), (B) Borrower shall have obtained Agent’s prior written consent to such Loan Party applying such monies for the replacement, purchase, or construction on the properties or assets useful in the business of the Loan Parties, (C) the monies are held in a Deposit Account subject to a Control Agreement in favor of Agent and in which Agent has a perfected first priority security interest, and (D) such Loan Party has, within 365 days following the initial receipt of such proceeds, applied such monies to the costs of the purchase, construction, repair or restoration on the properties or assets held by the Loan Parties), such Loan Party shall have the option to apply such monies to the costs of the replacement, purchase, or construction on the properties or assets useful in the business of the Loan Parties unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts not reinvested in accordance with the foregoing after expiration of the applicable period above shall be paid to Agent and the Lenders and applied in accordance with Section 2.3(h). For the avoidance of doubt and notwithstanding anything herein to the contrary, the Disposition of any assets by a Non-Core Entity will not require any prepayment of the Loans. In addition, within three (3) Business Days following the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party under clause (r) of the definition of Permitted Disposition, Borrower shall use 90% of such Net Cash Proceeds to prepay the outstanding principal amount of the Loans in accordance with Section 2.3(h).
(g)Maturity Date Extension; Demand. Upon the later of (such later date being, the “Conversion Date”) (i) the date on which the Permitted Canopy Transaction is consummated and (ii) the First Out Payout Date, the Maturity Date shall, without any further action required on the part of Agent, Lenders or the Borrower, automatically be extended to December 31, 2030 (the “Maturity Date Extension”); provided that, on and after the Conversion Date, all Loans shall automatically be repayable on demand without any further action or notice required on the part of Agent or Lenders. Should Agent, for and on behalf of the Lenders, demand immediate repayment in full (or in part (in the sole discretion of the Required Lenders)) of any amounts outstanding hereunder on or after the Conversion Date, the Borrower shall immediately repay all such Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) which are outstanding at such time.
(h)Application of Payments. Each prepayment made pursuant to Section 2.3(e) or 2.3(f) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment of the Loans shall be applied to the Outstanding Amount of the Loans. Each prepayment pursuant to Section 2.3(e) or Section 2.3(f) shall (i) so long as no Application Event shall have occurred and be continuing, be applied, to the Outstanding Amount as set forth in Section 2.3(b)(i) until paid in full and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).
2.4Promise to Pay.
Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred and (b) the date on which demand therefor is made by Agent or a Lender, as applicable. Borrower promises to pay all of the actual Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) which are due in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.4 shall survive payment or satisfaction in full of all other Obligations.
2.5Interest Rates, Payments and Calculations
(a)Interest Rates. From the Effective Date, all Obligations charged to the Loan Account with respect to the Loans shall, subject to Section 2.5(c)(ii), bear interest payable in cash on the Outstanding Amount at a rate per annum equal to ABR plus the Applicable Margin and shall be payable in accordance with Section 2.5(c).
(b)Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the written election of the Required Lenders (or automatically while any Event of Default under Section 8.1(d) or 8.1(e) exists), all outstanding Obligations shall bear interest from the date of the occurrence of such Event of Default at a per annum rate equal to five percent (5.00%) above the per annum rate otherwise applicable to such Obligation hereunder or under any other Loan Document (or, in the case of any amounts that do not otherwise bear interest, at a rate equal to five percent (5.00%) above the per annum interest rate otherwise payable hereunder), payable in cash; provided, that (A) upon any cure or waiver of such Event of Default, the rate of interest shall automatically revert to the rate of interest set forth in clause 2.5(a) above, (B) during the period through and including September 14, 2024, all default interest shall accrue but shall in all cases be due and payable in cash on such date (unless the First Out Payout Date has occurred on or before such date, in which case all such default interest shall be waived).
(c)Payment; Payment-in-kind.
(i)Except as expressly provided herein to the contrary (including, for the avoidance of doubt, Section 2.5(c)(ii)), all interest and contingent interest payable under this Agreement or under any of the other Loan Documents shall be due and payable in cash, in arrears, on the first day of each month following the Effective Date and all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred and (y) the date on which demand therefor is made by Agent or a Lender, as applicable. Borrower hereby authorizes Agent and the Lenders, from time to time to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on any Loan hereunder, (B) as and when incurred or accrued, all audit, valuation, or other charges or fees payable pursuant to Section 2.10, (C) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (D) as and when due in accordance with Section 2.5(c), all Lender Group Expenses, and (E) as and when due and payable all other payment obligations payable under any Loan Document.

(ii)Notwithstanding Section 2.5(c)(i) or anything to the contrary contained in this Agreement, at the election (an “Election”) of the Borrower, during the period through and including the Cash Pay Date, all interest and contingent interest payable under this Agreement or under any of the other Loan Documents shall be payable either (x) in cash when due and payable or (y) in kind (a “PIK Election”) by increasing the outstanding principal amount of the applicable Loan by the amount of interest so paid in kind; provided that, notwithstanding the foregoing, (i) interest accrued pursuant to Section 2.5(b) shall be payable in cash to the extent required to be paid in cash in accordance with Section 2.5(b) and (ii)  in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment. Amounts representing accrued interest that are added to the outstanding principal of any Loan pursuant to this Section 2.5(c)(ii) shall thereafter constitute principal under the applicable Loan and bear interest in accordance with the terms of this Agreement. The Borrower shall make an Election with respect to each interest payment date by providing written notice of such Election to the Agent not later than 11:00 a.m., New York City time, two (2) Business Days prior to such interest payment date; provided that if such notice is not provided by the Borrower in a timely fashion or at all, the Borrower shall be deemed to have made a PIK Election with respect to such interest payment date. Notwithstanding the foregoing or anything contained herein to the contrary, any Lender may, from and after the Cash Pay Date, upon written notice to Agent, the other Lenders and Borrower, elect (a “Lender Election”) to receive all interest and contingent interest payable in respect of such Lender’s pro rata share of the Loans in kind and not in cash, by increasing the outstanding principal amount of the Loans owed to such Lender by the amount of interest so paid in kind. Any such Lender Election made by a Lender may be revoked by such Lender at any time upon written notice to Agent, the other Lenders and Borrower.
(d)All amounts (including interest, premiums, if any, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Obligations hereunder and shall initially accrue interest at the rate then applicable to the Loans.
(e)Computation. All interest and applicable fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.
(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement or any other Loan Document, plus any other amounts paid in connection herewith or therewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of the Effective Date, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(g)[Reserved].
(h)Increased Costs. If, after the date hereof, any Change in Law:
(i)shall subject any Recipient (or any of their respective lending offices) to any Taxes (other than (A) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (B) Connection Income Taxes, and (C) Indemnified Taxes) with respect to any loan, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the U.S. Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective lending offices) or shall impose on any of the Lenders (or any of their respective lending offices) or the foreign exchange and interbank markets any other condition affecting any Loan;
(iii)and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or in respect of a Loan, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrower of such fact and demand compensation therefor and, promptly (but no later than the earlier of the next January 31 or the Maturity Date) after such notice by Agent, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III, then such Lender shall be compensated pursuant to this Section 2.5(h) only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other credit facilities permit it to impose such charges. Agent will promptly notify Borrower of any event of which it has knowledge which will entitle any Lender to compensation pursuant to this Section 2.5(h); provided that, Agent shall incur no liability whatsoever to any Lender or Borrower in the event it fails to do so. The amount of such compensation shall be determined, in each Lender’s sole discretion, based upon the assumption that such Lender funded the Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. Any Lender requesting compensation under this Section 2.5(h) shall be required to deliver to Borrower a certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrower through Agent and shall be conclusively presumed to be correct save for manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(iv)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.5(h) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, Borrower shall not be required to compensate such Lender pursuant to this Section 2.5(h) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.6Fees
(a)Late Fee. A late fee shall be due and payable by Borrower in an amount equal to five percent (5.00%) of the amount of any payment hereunder more than five (5) days past due (the “Late Fee”).
(b)Agent Fee. An annual agent fee (“Agent Fee”) shall be payable to Agent as follows: (i) on the Effective Date, an agent fee in an amount equal to $325,552.50 (the “Initial Agent Fee”) shall be fully earned, and shall be due and payable on January 15, 2025 unless the First Out Payout Date has occurred on or before January 15, 2025 in which case the payment of the Initial Agent Fee shall be waived; and (ii) on each yearly anniversary of the Effective Date, an agent fee in an amount equal to 0.75% of the First Out Priority Obligations as of the applicable date shall be due and payable and shall be fully earned as of such date. Notwithstanding the foregoing, if the First Out Payout Date occurs after January 15, 2025 but before the first anniversary of the Effective Date, Agent shall pay to 1106, or as 1106 may otherwise direct, a portion of the Initial Agent Fee in an amount equal to the product of (x) the amount of the Initial Agent Fee times (y) the quotient of (A) the number of days between the First Out Payout Date and the first anniversary of the Effective Date (inclusive) divided by 365.
2.7Crediting Payments
The receipt of any payment item by Agent or any Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.
2.8Protective Advances to Designated Account
Agent is authorized to make Protective Advances based upon telephonic or other instructions received from anyone purporting to be the chief executive officer, chief financial officer or such other designated officer. Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Protective Advances.
2.9Maintenance of Loan Account; Statements of Obligations
Agent shall maintain an account on its books in the name of Borrower, (the “Loan Account”) on which Borrower will be charged with the Loans, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, payment in kind interest, premiums, if any, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent or the Lenders from Borrower or for Borrower’s account. Agent shall provide statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing of which Agent has been notified in writing by the applicable Lender (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement), and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within sixty (60) days after Agent first makes such a statement available to Borrower (or such longer period as the Required Lenders may agree in their sole discretion), Borrower shall deliver to Agent and the Lenders written objection thereto describing the error or errors contained in any such statements.
2.10Financial Examination and Other Fees
Borrower shall pay to Agent financial examination, audit and valuation fees and charges, as and when incurred or chargeable, as follows: (i) reasonable and documented out of pocket expenses for each financial examination or audit of any Loan Party performed by personnel employed by Agent, and (ii) the reasonable fees and charges paid or incurred by Agent (plus reasonable and documented out of pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third party Persons to perform financial examinations, audits or quality of earnings analyses of the Loan Parties, to appraise the Collateral, or any portion thereof, or to assess the Loan Parties’ business valuation (which, for the avoidance of doubt, may include the employment of CohnReznick, LLP (or any of its Affiliates) or any other mutually-approved accounting firm); provided that, for the avoidance of doubt, Borrower shall not be required to pay Agent for any appraisal of Real Property constituting Collateral.
2.11Capital Requirements
(a)If, after the date hereof, any Lender determines in good faith that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Loans hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and liquidity) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest ). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of such Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than one hundred twenty (120) days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If such Lender requests additional or increased costs or amounts under Section 2.11(a), then such Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(a), as applicable, and (ii) in the reasonable judgment of such Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. If, after such reasonable efforts, such Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligations to pay any future amounts to such Lender pursuant to Section 2.11(a), as applicable, then Borrower (without prejudice to any amounts then due to such Lender under Section 2.11(a), as applicable) may, unless prior to the effective date of any such assignment such Lender withdraws its request for such additional amounts under Section 2.11(a), as applicable, seek a substitute Lender reasonably acceptable to Agent (the consent of Agent not to be unreasonably withheld, conditioned or delayed) to purchase the Obligations owed to such Lender (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such

Lender shall assign to the Replacement Lender its Obligations, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Lender shall cease to be a “Lender” for purposes of this Agreement.
(c)Notwithstanding anything herein to the contrary, the protections of this Section 2.11 shall be available to a Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith.
(d)Notwithstanding anything herein to the contrary, including subsections (a)-(c) of this Section 2.11, a Lender shall not be entitled to make a claim for compensation under this Section 2.11 unless such Lender shall be subject to the capital or reserve requirements or capital adequacy and liquidity laws, rules, guidelines, requests, or directives contemplated herein.
3.CONDITIONS; TERM OF AGREEMENT
3.1Conditions Precedent to Closing on the Effective Date
(a)The obligation of Agent and each Lender to enter into this Agreement and to continue to maintain the Pre-Existing Borrowings on the terms set forth herein on the Effective Date is subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions precedent:
(i)Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(A)the Assignment Agreements;
(B)the Agency Assignment Agreement; and
(C)the Agreement Among Lenders.
(ii)The representations and warranties of the Loan Parties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the Effective Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) or such earlier date, provided that no representation or warranty is made or shall be made by or on behalf of any Loan Party to the extent that such representation or warranty could be untrue, incorrect, misstated or misleading in any respect on account of, or in connection with, the Specified Defaults or any one of them.
3.2[Reserved]
3.3Term
Subject to Section 3.5, this Agreement shall continue in full force and effect until the Borrower shall have repaid all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full, and until such repayment, nothing shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document, and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect. When all of the Obligations (other than contingent obligations in respect of which no claim has been made) have been paid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements (or, alternatively, upon Borrower’s request, at Borrower’s sole expense, authorize the Loan Parties to file termination statements), lien releases, discharges of security interests, and other similar discharge or release documents (including, but not limited to, any satisfactions of Mortgages) (and, if applicable, in recordable form) as are reasonably necessary or requested by Borrower to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations..
3.4Effect of Maturity
On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full.
3.5Early Termination by Borrower
Borrower has the option, at any time and upon five (5) Business Days prior written notice to Agent and the Lenders, to terminate this Agreement by paying to the Lenders, all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.5, then Borrower shall be obligated to repay the Obligations (other than contingent obligations in respect of which no claim has been made) in full on the date set forth as the date of termination of this Agreement in such notice. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or other transactions if the closing for such issuance, incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of such termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6Conditions Subsequent.
The Loan Parties shall comply with each of the conditions subsequent set forth on Schedule 3.6 hereto on or before the applicable dates as set forth for each such condition subsequent on such Schedule (as any such date may be extended in writing by Agent). The failure by the Loan Parties to perform or cause to be performed any such condition subsequent as of the applicable date shall constitute an Event of Default). At all times prior to the date on which any condition subsequent is required to be satisfied, the failure of the Loan Parties to satisfy or be in compliance with such condition shall not constitute a Default or Event of Default hereunder or a violation or breach of any representation, warranty or covenant hereunder or under any other Loan Document to the extent that such violation or breach is caused by or results from such failure.
4.REPRESENTATIONS AND WARRANTIES
In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group:
4.1Title to Assets; No Encumbrances
Each of the Loan Parties has (a) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (b) good and marketable title to (in the case of all other real or personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.2Investment Debt Documents
The Loan Parties have furnished to Agent true, correct and complete executed copies of the Investment Debt Documents. The Investment Debt Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and all agreements, arrangements or understandings with respect to the Investment Debt or Investment Debt Documents (whether oral or written) have been disclosed to Agent in writing.
4.3[Reserved]
4.4Due Organization and Qualification; Subsidiaries
(a)Each Loan Party (i) is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, (ii) is qualified to do business in any state where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)Set forth on Schedule 4.4(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate description of the authorized Stock of each Loan Party and each Subsidiary of each Loan Party, by class, and, as of the Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.4(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Stock or any security convertible into or exchangeable for any of its Stock. All of the outstanding Stock of each Loan Party (i) has been validly issued, is fully paid and non-assessable, to the extent applicable, (ii) was issued in compliance with all Applicable Law, and (iii) are free and clear of all Liens other than Permitted Liens.
(c)Set forth on Schedule 4.4(c) is a complete and accurate list of (i) the jurisdiction of organization of Parent and each other Loan Party, (ii) the chief executive office of Parent and each other Loan Party, and (iii) the organizational identification number of Parent and each other Loan Party (if any).
4.5Due Authorization; No Conflict
(a)The execution, delivery, and performance by Parent and each other Loan Party of the Loan Documents to which such Person is a party have been duly authorized by all necessary action on the part of such Person.
(b)The execution, delivery, and performance by Parent or such other Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material Applicable Law, the Governing Documents of such Person, or any order, judgment, or decree of any court or other Governmental Authority binding on such Person, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Person, except to the extent that the proceeds of this Agreement shall be used to satisfy in full or otherwise cancel such Material Contract, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Person, other than Permitted Liens, or (iv) require any approval of any holder of Stock of such Person or any approval or consent of any Person under any Material Contract of such Person, except to the extent that (x) such consents or approvals have been obtained and are still in force and effect or (y) with respect to Material Contracts, such consents or approvals have not been obtained, but the proceeds of this Agreement shall be used to satisfy or otherwise cancel such Material Contracts, thereby rendering such approvals or consents unnecessary.
(c)The execution, delivery, and performance by Parent and each other Loan Party of the Loan Documents to which such Person is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or registrations, consents, approvals, notices, or other action with or by, any Governmental Authority, other than Permits, notices, or other actions that (i) have been obtained and that are still in force and effect, or (ii) the failure to obtain which would not reasonably be expected to become a Material Adverse Effect.

(d)Each Loan Document has been duly executed and delivered by Parent and each other Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(e)Agent’s Liens are validly created and perfected first priority Liens, subject only to Permitted Liens.
4.6Litigation
(a)Except as set forth on Schedule 4.6(b), there are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, threatened in writing against Parent or any other Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any of the Loan Documents.
(b)Schedule 4.6(b) sets forth, as of the Effective Date, to the knowledge of any Loan Party, a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of five hundred thousand Dollars ($500,000) that, as of the Effective Date, is pending or threatened in writing against Parent or any other Loan Party, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Effective Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of such Person in connection with such actions, suits, or proceedings is covered by insurance. The estimate of costs with respect to such actions, suits, or proceedings set forth on Schedule 4.6(b) represents a reasonable estimate of such costs as of the Effective Date, based on reasonable assumptions made in good faith.
4.7Compliance with Laws; Permits; Licenses
(a)No Loan Party nor any of its Subsidiaries (i) is in violation of any Applicable Law in any material respect, or (ii) is subject to or in default with respect to any material final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
(b)None of the Loan Parties has received any written notice from any Governmental Authority alleging that any of the Loan Parties is not in compliance in any material respect with, or may be subject to material liability under, any Applicable Law.
(c)The Loan Parties have all the material Permits required pursuant to Applicable Laws for the Loan Parties to currently conduct its business, and all such Permits are in full force and effect. There are no such Permits held in the name of any Person (other than the Loan Parties) on behalf of any of the Loan Parties.

(d)The Loan Parties have all Cannabis Licenses required to conduct their business as currently conducted, each of which are set forth on Schedule 4.7(d).
4.8Historical Financial Statements; No Material Adverse Effect
All historical financial information relating to the financial condition of the Parent and its Subsidiaries that have been delivered by or on behalf of Parent to the Agent and each Lender (the “Historical Financial Statements”) have been prepared in accordance with GAAP, except as otherwise expressly noted therein, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the applicable date of such Historical Financial Statements, none of the Loan Parties has any contingent liability (required to be disclosed by GAAP) or liability for taxes, long term lease or unusual forward or long term commitment that is not, in each case, reflected in the Historical Financial Statements or the notes thereto (to the extent required by GAAP) and which in any such case is material in relation to the business, operations, properties, assets, or financial condition of the Loan Parties or any of its Subsidiaries taken as a whole. Other than as otherwise disclosed by the Parent publicly, since December 31, 2023, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.
4.9Solvency
No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10Employee Benefits
No Loan Party, its Subsidiaries nor any of their respective ERISA Affiliates has ever contributed to or maintained any Benefit Plan or is liable for any obligations under any Benefit Plan. No ERISA Event has ever occurred or is reasonably expected to occur.
4.11Environmental Condition
Except as set forth on Schedule 4.11, (a) to the knowledge of each Loan Party, none of the Real Property nor any other Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries’ or by previous owners or operators in the disposal of, or to produce, store, handle, treat, Release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, Release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the knowledge of Borrower, after due inquiry, there has been no Release of any Hazardous Material, at, to or from any Real Property or any other property owned or leased by any Loan Party or any of its Subsidiaries, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any Environmental Action or any consent decree or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.
4.12Real Property
(a)Schedule 4.12(a) sets forth a correct and complete list as of the Effective Date of the location, by state and street address, of all Real Property owned or leased by any Loan Party (including name of record owner), identifying which properties are owned and which are leased, together with the names and addresses of any landlords.
(b)Each Loan Party has title, subject to matters of record disclosed in the title commitments referenced on Schedule 4.12(b), to, or valid leasehold interests in, all Real Property, in each case that is purported to be owned or leased by it, and none of the Real Property is subject to any Lien, except Permitted Liens.
(c)Each Loan Party has paid all such material payments required to be made by it in respect of any Leasehold Property, and, to such Loan Party’s knowledge, no landlord Lien has been filed, and to Borrower’s knowledge, no claim of delinquency is being asserted, with respect to any such payments, except as are subject to Permitted Protest.
(d)Each Lease relating to the Leasehold Property listed on Schedule 4.12(a) is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms. To each such Loan Party’s knowledge, there is not under any such Lease any existing breach, default, event of default or event or condition that, with or without notice or lapse of time or both, could constitute a breach, default or an event of default by any Loan Party or that, in any such case, could reasonably be expected to result in the commencement of proceedings or actions to terminate such Lease.
(e)All Permits or Cannabis Licenses required to have been issued to enable all Real Property of any Loan Party to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.
(f)None of any Loan Party has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of such Loan Party or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.
(g)No Loan Party owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Collateral Properties of such Loan Party except as set forth on Schedule 4.12(g).

4.13Broker Fees
Except as set forth on Schedule 4.13, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby. Borrower shall be solely responsible for the payment of any and all broker’s or finder’s fees and commissions payable now and in the future in connection with this Agreement or any of the transactions contemplated hereby and shall indemnify upon demand the Lender Group and its directors, officers, employees and agents against any claim arising therefrom or in connection therewith.
4.14Complete Disclosure
All factual information taken as a whole (other than forward-looking statements and projections and information of a general economic nature and general information about the Loan Parties’ industry) furnished by or on behalf of Parent or another Loan Party to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents is, and all other such factual information taken as a whole (other than forward-looking statements and projections and information of a general economic nature and general information about the Loan Parties’ industry) hereafter furnished by or on behalf of Parent or another Loan Party to Agent or any Lender, will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole), not misleading in any material respect at such time in light of the circumstances under which such information was provided.
4.15Indebtedness
Set forth on Schedule 4.15 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Effective Date that is to remain outstanding after the Effective Date and Schedule 4.15 accurately sets forth the aggregate principal amount of such Indebtedness as of the Effective Date.
4.16Patriot Act; Foreign Corrupt Practices Act
Each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.17Payment of Taxes
Except as otherwise permitted under Section 5.6 or as otherwise set forth on Schedule 4.17, all material tax returns of each Loan Party required to be filed by any of them have been timely filed, all such tax returns and reports are true, correct and complete in all material respects, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other similar governmental charges imposed by a tax authority upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest, and (ii) each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Loan Party knows of any actual or proposed tax assessment or tax Lien against any Loan Party or any Subsidiary of a Loan Party or any of their respective assets or any Stock in respect of any such Person that is not subject to a Permitted Protest.
4.18Margin Stock
No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.19Governmental Regulation
No Loan Party is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.20Sanctions
No Loan Party nor any of its Subsidiaries is in violation of any Sanctions Laws, and Borrower has implemented and maintains in effect and enforces necessary policies and procedures designed to ensure compliance therewith by the Loan Parties, their Subsidiaries and their respective directors, officers and employees. None of the Loan Parties, nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) directly or, to the knowledge of the Loan Parties, indirectly derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.21Employee and Labor Matters
There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party, or (iii) to Borrower’s knowledge, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining

Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits (except for employee vacation benefits) have been paid or accrued as a liability on the books of Borrower and its Subsidiaries.
4.22Material Contracts
As of the Effective Date, set forth on Schedule 4.22 is a description of the Material Contracts. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to the knowledge of each Loan Party, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in material default due to the action or inaction of the applicable Loan Party. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.23PEP
To the knowledge of each Loan Party, no Loan Party nor any of its respective Subsidiaries is acting on behalf of any corporation, business or other entity that has been formed by, or for the benefit of, a current or former senior foreign political figure, serving in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government owned corporation, or political figure (collectively, a “PEP”).
4.24Location of Collateral
All of the Loan Parties’ leased or owned locations which contain Collateral with a value in excess of fifty thousand dollars ($50,000), as of the Effective Date, are listed on Schedule 4.24 hereto. As of the Effective Date, the office where each Loan Party keeps its records concerning the Collateral, and each of each Loan Party’s principal place of business and chief executive office, are set forth on Schedule 4.24.
4.25EEA Financial Institutions
No Loan Party is an EEA Financial Institution.
4.26Intellectual Property
Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party. All Intellectual Property owned by any Loan Party and existing as of the Effective Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any such Intellectual Property with any such United States or foreign Governmental Authority) and, to Borrower’s knowledge, all licenses under which any Loan Party is the exclusive licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 4.26. Such Schedule 4.26 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or exclusively licensed by such Loan Party. Except as indicated on Schedule 4.26, to the best of each Loan Party’s knowledge, the applicable Loan Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Loan Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement, other than non-exclusive licenses granted in the ordinary course of business. All registered Intellectual Property of each Loan Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. No Loan Party is party to, nor bound by, any material license agreement with respect to which any Loan Party is the licensee that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license agreement; provided that, for the avoidance of doubt, general non-assignment clauses in such agreements shall not be deemed to constitute such security interest prohibition for purposes of this Section 4.26. To Borrower’s knowledge, each Loan Party conducts its business without infringement or claim of material infringement of any material Intellectual Property rights of others and there is no infringement or claim of material infringement by others of any material Intellectual Property rights of any Loan Party.
4.27Insurance
Each Loan Party is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. No Loan Party (a) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.
4.28Anti-Money Laundering Laws
(a)Neither Borrower nor any Subsidiary are in violation of any Anti-Money Laundering Laws or engage in or conspire to engage in any transaction that evades or avoids, or have the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering Laws.
(b)Neither Borrower nor any Subsidiary or their respective agents acting or benefiting in any capacity in connection with the loans or the other transactions hereunder, are any of the following (each a “Blocked Person”):
(i)a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)a Person with which Agent or Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Money Laundering Law;
(iv)a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224); or
(v)a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
(c)No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or the other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
4.29Representations Not Waived
The representations and warranties of the Loan Parties contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of any Lender, Agent and/or any of their respective representatives or agents or by reason of the fact that any Lender, Agent and/or any of their respective representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any respect.
4.30Specified Defaults
Notwithstanding anything contained herein or the other Loan Documents to the contrary, no representation or warranty is made or shall be made by or on behalf of any Loan Party to the extent that such representation or warranty could be untrue, incorrect, misstated or misleading in any respect on account of, or in connection with, the Specified Defaults or any one of them.
5.AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that, until payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), each Loan Party shall and shall cause each of its Subsidiaries to do all of the following:
5.1Financial Statements, Reports, Certificates
(a)Deliver to Agent and each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein and in connection with the delivery of an audit, should such audit be qualified by the independent certified public accountant (“Auditor”) conducting such audit, Borrower shall permit Agent, each Lender and their duly authorized representatives or agents to discuss such qualified audit with the Auditor during regular business hours, at reasonable intervals and with a representative of Borrower present (except upon the occurrence and continuation of an Event of

Default, in which case Borrower shall permit Agent, each Lender and their duly authorized representative or agents to discuss such audit regardless of whether such audit is qualified);
(b)agree that no Loan Party will have a fiscal year different from that of Borrower;
(c)agree to maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP; and
(d)agree that it will, and will cause each other Loan Party to, maintain its billing systems and practices substantially as in effect as of the Effective Date.
5.2Collateral Reporting
Provide Agent and each Lender with each of the reports set forth on Schedule 5.2 at the times specified therein.
5.3Existence
At all times preserve and keep in full force and effect in all material respects such Person’s (i) valid existence and good standing in its jurisdiction of formation or organization and (ii) good standing with respect to all other jurisdictions in which it is qualified to do business and any Permits or Cannabis Licenses material to its businesses.
5.4Inspection
Permit Agent, each Lender and their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided that (i) an authorized representative of the Loan Parties shall be given an opportunity to be present and (ii) so long as no Event of Default shall have occurred during a calendar year, Agent and the Lenders shall not conduct more than one (1) inspection per calendar year) at such reasonable times and intervals as Agent may designate and, so long as no Event of Default exists, with reasonable prior notice to Borrower and during regular business hours. All such inspections shall be at Borrower’s expense.
5.5Maintenance of Properties
Maintain and preserve all of its assets and properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty and Permitted Dispositions excepted, and defend its title and Agent’s Lien therein against all Persons claims and demands, except Permitted Liens.
(a)Maintain, or obtain contractual commitments from relevant landlords to maintain, all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary for the use of any Real Property (as used in the business of the Loan Parties), except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.

(b)Comply in all respects with the terms of each Lease and other material agreement relating to the Leasehold Properties so as not to permit any tenant default to exist thereunder beyond any applicable notice and cure periods (other than any matters being contested in good faith by appropriate proceedings), except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.6Taxes
Cause all Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Loan Parties, their Subsidiaries or any of their respective assets to be paid in full when due in accordance with Applicable Law, except to the extent that the validity of such Tax shall be the subject of a Permitted Protest; provided, however, that a Loan Party or Subsidiary thereof may defer the payment of federal or state income taxes in accordance with payment plans to which the applicable Governmental Authority and such Loan Party or Subsidiary have agreed.
5.7Insurance
(a)Will, and will cause each of its Subsidiaries to, at Borrower’s expense, maintain insurance respecting each of the Loan Parties’ and their respective Subsidiaries’ assets wherever located, in each case as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located, including, but not limited to (i) commercial general liability insurance (as evidenced by Acord 25), including products/completed operations, motor vehicle liability, excess liability limits, workers compensation, products liability, broad form property damage, and broad form blanket contractual, advertising, and personal injury liability, (ii) business interruption insurance and/or loss of income reasonably satisfactory to Agent, (iii) casualty insurance, such public liability insurance, and third party property damage insurance with respect to liabilities, (iv) losses or damage in respect to assets (as evidenced by Acord 27), including, but not limited to, building, property, tenant improvements and betterments, equipment, equipment breakdown, indoor crop, marijuana inventory and stock, business personal property, (v) to the extent required by any vendor or customer of any Loan Party, cyber risk insurance, and (vi) with respect to any Real Property that has a status of being in a high flood zone or higher risk zone, the Loan Parties will maintain insurance coverage for flood, earthquake, and named storm and wind (provided that Agent waives the requirements under the foregoing clause (iv) as of the Effective Date; provided that this shall not preclude Agent requiring such insurance be put in place if such status changes at any point during this Agreement).
(b)(i) Within ten (10) days of executing any agreement with any contractor or subcontractor for any improvements on the Collateral Properties and, in any event, prior to beginning any such construction, cause the contractors and subcontractors performing work on such improvements to maintain property (including “Builder’s Risk” coverage), general liability, worker’s compensation, automotive liability insurance policies, and professional liability or errors and omissions insurance, in types and amounts, typically held by contractors and subcontractors constructing and installing improvements similar in character to such improvements and (ii) without limiting the foregoing, require any general contractor to satisfy the additional insurance provisions set forth on Schedule 5.7.
(c)Cause all such policies of insurance to be with financially sound and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent. For the avoidance of doubt, financially sound and reputable insurance companies shall mean all insurance carriers must: (i) be licensed in the Core States, and (ii) be rated at least A-VIII in A.M Best’s rating guide, or A- by S&P or A3 by Moody’s.
(d)Cause all property insurance policies covering the Collateral to be made payable to Agent for the benefit of the Lenders, as their interests may appear, in case of loss, pursuant to a lender loss payable endorsement with a standard noncontributory “lender” or “secured party” clause to the extent not otherwise payable to the Lender Group pursuant to the terms of such insurance policy and to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interests in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for (unless agreed to by Agent) not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to the Lender Group of the exercise of any right of cancellation. Once per calendar year, Agent shall have the right to request and the Loan Parties shall promptly deliver the current insurance policies of the Loan Parties for Agent’s review of such policies for compliance with this Section 5.7.
(e)Allow Agent to arrange for such insurance, if Borrower or any Subsidiary thereof fails to maintain such insurance, but at Borrower’s expense and without any responsibility on Agent’s and any Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
(f)Provide Agent and each Lender prompt notice of any loss exceeding five hundred thousand Dollars ($500,000) covered by any Loan Party’s or its Subsidiaries’ casualty or business interruption insurance. So long as no Event of Default has occurred and is continuing, the Loan Parties shall have the exclusive right to adjust, if available, any losses payable under any such insurance policies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.8Compliance with Laws
Comply with the requirements of all Applicable Laws, Permits, Cannabis Licenses, and orders of any Governmental Authority (including but not limited to, laws, rules, or regulations as they relate to cannabis) in all material respects.
5.9Environmental
Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect:
(a)Keep any property either owned or operated by any Loan Party or any Subsidiary free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)Comply, in all material respects, with Environmental Laws and provide to Agent and each Lender documentation of such compliance which Agent or any Lender reasonably requests,
(c)Promptly notify Agent and each Lender of any Release of which Borrower has knowledge of a Hazardous Material in any reportable quantity at, from or onto the Real Property or any other property owned or operated by any Loan Party or its Subsidiaries including any Release identified in the course of any Phase II investigation conducted on behalf of Borrower and take any Remedial Actions required to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, including any actions required to receive a “No Further Action” letter or similar confirmation from the relevant Governmental Authority evidencing completion of the remediation and compliance with Environmental Law, and provide Agent and each Lender with a copy of such No Further Action Letter or similar confirmation, and
(d)Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10Disclosure Updates
Promptly upon obtaining knowledge thereof, notify Agent and each Lender if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules thereto.

5.11Non-Loan Party Subsidiaries; Formation or Acquisition of Subsidiaries
(a)For any wholly-owned or majority-owned Subsidiaries of any Loan Party that is not a Loan Party on the Effective Date, promptly upon obtaining any approvals as may be necessary under applicable Cannabis Laws (or immediately if no such approval is required), the Loan Parties shall cause such wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders and except for those Subsidiaries listed in Section 6.19) to (i) execute and deliver to Agent a joinder to the Credit Agreement and the Subsidiary Guaranty, as applicable, in each case in form and substance reasonably satisfactory to Agent, (ii) execute and deliver to Agent a joinder to the Security Agreement in the form contemplated thereby, together with such other security documents, as well as appropriate financing statements (and, subject to Section 5.12, with respect to all owned Real Property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Priority Liens) in and to the applicable assets of such newly formed or acquired direct wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders)) which Lien is granted by such wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders) in favor of Agent, on behalf of the Lender Group, under any of the Loan Documents (excluding all Excluded Assets, as defined in the Security Agreement), (iii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or addendum to the Security Agreement) and appropriate certificates and powers or financing statements, as applicable pledging all of the direct or beneficial ownership interest in such wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders), each in form and substance reasonably satisfactory to Agent, (iv) provide, or cause the applicable Loan Party to provide, to Agent a joinder to the Intercompany Subordination Agreement in the form contemplated thereby and (v) provide to Agent all other customary documentation, including, to the extent reasonably requested by Agent, one or more opinions of counsel (to the extent requested by Agent) reasonably satisfactory to Agent which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.
(b)Upon the acquisition by any Loan Party of any direct wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders) after the Effective Date, within thirty (30) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), the Loan Parties shall cause such new direct wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders) to (i) execute and deliver to Agent a joinder to the Credit Agreement and Subsidiary Guaranty, as applicable, in each case in form and substance reasonably satisfactory to Agent, (ii) execute and deliver to Agent a joinder to the Security Agreement in the form contemplated thereby, together with such other security documents, as well as appropriate financing statements (and with respect to all owned Real Property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to

Permitted Priority Liens) in and to the applicable assets of such newly formed or acquired direct wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders)) which Lien is granted by such new direct wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders) in favor of Agent, on behalf of the Lender Group, under any of the Loan Documents (excluding all Excluded Assets, as defined in the Security Agreement), (iii) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or addendum to the Security Agreement) and appropriate certificates and powers or financing statements, as applicable pledging all of the direct or beneficial ownership interest in such new direct wholly-owned or majority-owned Subsidiary (except with the written consent of the Required Lenders), each in form and substance reasonably satisfactory to Agent, (iv) deliver to Agent the organizational documents of such new direct wholly-owned or majority-owned Subsidiary and an updated organizational chart, (v) provide, or cause the applicable Loan Party to provide, to Agent a joinder to the Intercompany Subordination Agreement in the form contemplated thereby and (vi) provide to Agent all other customary documentation, including, to the extent reasonably requested by Agent, one or more opinions of counsel (to the extent requested by Agent) reasonably satisfactory to Agent which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.
(c)Universal Hemp, LLC, Universal Hemp II, LLC and Universal Hemp Canada ULC shall be excluded from the requirements of this Section 5.11.
(d)Any document, agreement, or instrument executed or issued pursuant to this Section 5.11, Section 5.12 or Section 5.13 shall constitute a Loan Document.
5.12Real Property
With respect to any Real Property acquired after the Effective Date (other than with respect to any Real Property in the jurisdiction of California) in each case, in the aggregate with a fair market value in excess of fifty thousand dollars ($50,000), the applicable Loan Party owning any such Real Property shall, within thirty (30) days of such acquisition, take such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, instruments, agreements, opinions, certificates and all other Mortgage Supporting Documents with respect to such owned Real Property as reasonably requested by Agent to create in favor of Agent, a valid and perfected first priority security interest in such owned Real Property or to otherwise grant Agent rights with respect thereto consistent with the rights granted to Agent with respect to other owned Real Property subject to a Mortgage pursuant to the Loan Documents and (b) any leased Real Property, including any Lease entered into by any Loan Party after the Effective Date, the applicable Loan Party shall, within thirty (30) days of entering into such Lease, deliver a copy of any Lease and execute and deliver, or cause to be executed and delivered, a Collateral Assignment and such other agreements with respect to such Lease, and take such actions (including obtaining any landlord consents) as reasonably requested by Agent.

5.13Further Assurances
At any time upon the reasonable request of Agent, Parent and each other Loan Party shall promptly execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, Mortgages, deeds of trust, opinions of counsel, and all other documents that Agent may reasonably request in form and substance reasonably satisfactory to Agent (collectively, the “Additional Documents”), to create, perfect, and continue perfected Agent’s Liens in all of the properties and assets of the Loan Parties in the Core States, to create and perfect Liens in favor of Agent in the assets of Parent or such other Loan Party required to be pledged pursuant to the Loan Documents, and in order to fully consummate all of the transactions contemplated hereby and under the Loan Documents. To the maximum extent permitted by Applicable Law, Parent and each other Loan Party authorizes Agent, after the occurrence and during the continuance of an Event of Default, to execute any such Additional Documents in the Parent’s or other applicable Loan Party’s name and to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, Parent and each other Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by Parent and any Subsidiary Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries in the Core States, including all of the outstanding capital Stock of Borrower and its Subsidiaries, excluding all Excluded Assets, as defined in the Security Agreement.
5.14Lender Meetings
The Loan Parties shall, within one hundred and twenty (120) days after the close of each fiscal year of Borrower (or such later date as Agent may agree), at the request of Agent and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with the Lenders at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and the projections presented for the current fiscal year of Borrower.
5.15Material Contracts
Each Loan Party shall and shall cause each of its respective Subsidiaries to, observe and perform all of the covenants, terms, conditions and agreements contained in the Material Contracts to be observed or performed by it thereunder if failure to so is likely to have a Material Adverse Effect. Each Loan Party will, and will cause each other Loan Party to, use commercially reasonable efforts to ensure that any Material Contract entered into after the Effective Date (other than any renewals, amendments or extensions of Material Contracts in existence as of the Effective Date) by any Loan Party (a) permits the grant of a security interest in such agreement (and all rights of such Loan Party thereunder) to such Loan Party’s lenders or an agent for the Lenders (and any transferees of the Lenders or such agent, as applicable) and (b) does not contain any term or provision adverse in any material respect to the rights, interests or privileges of Agent or the Lenders. No Loan Party shall release, or shall permit any of its Subsidiaries to release, the liability of any party under any Material Contract if such release is likely to have a Material Adverse Effect.

5.16Books and Records
Each Loan Party shall keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law, in each case, in all material respects, shall be made of all dealings and transactions in relation to its businesses and activities.
5.17Board Observer Rights
At Borrower’s option, Agent shall have the right to designate (and replace from time to time), and Borrower shall invite, one (1) representative (the “Lender Observer”) to attend all meetings of Parent’s Board of Directors (and any committees thereof) in a nonvoting observer capacity and, in this respect, Parent shall give the Lender Observer copies of all notices, minutes, consents and other material that Parent provides to its directors at the same time and in the same manner as provided to such directors. As a condition to becoming the Lender Observer, the Lender Observer shall agree to hold in confidence and trust all information so provided; and provided further, that Parent reserves the right to withhold information and to exclude the Lender Observer from any meeting or portion thereof if the Board of Directors of Parent determines in good faith after due deliberation (and, with respect to attorney-client privilege and conflicts of interest, advice of counsel) that such exclusion is reasonably necessary (i) to preserve the attorney-client privilege or (ii) to avoid a potential conflict of interest. The Lender Observer may participate in discussions of matters brought to the Board of Directors of Parent and, upon reasonable notice and at a scheduled meeting of such Board of Directors or such other time, if any, may address such Board of Directors with respect to the Lender Observer’s concerns regarding significant business issues facing Borrower. Borrower shall reimburse the Lender Observer for all reasonable out-of-pocket expenses incurred by the Lender Observer in connection with attendance at each meeting of such Board of Directors and any committee meetings related thereto and any such reimbursement shall be paid to the Lender Observer no later than comparable reimbursement is paid to the members of such Board of Directors. Borrower shall indemnify and hold the Lender Observer harmless from and against any losses, claims, damages, liabilities and expenses to which Lender Observer may become to the same extent and in the same manner to the same extent as if such Lender Observer were a director of Parent.
5.18Cooperation with REIT
Borrower and each of its Subsidiaries shall, to the extent commercially reasonable, cooperate with each Lender with respect to amending, supplementing or otherwise modifying any documents or instruments in connection with any actions or modifications not adverse to Borrower in any material respect necessary or advisable to maintain the status of any Lender in its capacity as a “real estate investment trust” within the meaning of Section 856 of the IRC.
5.19Board Meetings
The Board of Directors of Parent shall conduct a meeting (which may be telephonic, virtual or in-person) with quorum (and, with respect to such meetings of the Board of Directors of Parent, including the Lender Observer) no less than once a quarter.

5.20Management Agreement
Borrower and any applicable Affiliate (that is not otherwise a wholly-owned Subsidiary of Borrower) shall maintain each management agreement, or similar agreement for shared services, in full force and effect and, subject to any applicable regulatory requirements, timely perform all of Borrower’s or such applicable Affiliate’s obligations thereunder and enforce performance of all obligations of the manager thereunder. The management fee and/or advisory fee payable under any such management agreement shall be reasonably consistent with that which would exist in an arms-length agreement between unrelated parties. Similarly, the expenses and other amounts allocated to Borrower or their Affiliates (that is not otherwise a wholly-owned Subsidiary of Borrower) for shared services under any such management agreement shall also be reasonably consistent with that which would exist in an arms’ length agreement between unrelated parties. Borrower shall not, and shall not allow any Affiliate (that is not otherwise a wholly-owned Subsidiary of Borrower) to, enter into any new management agreement or similar agreement for shared services following the Effective Date without Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
5.21Regulatory Approvals
(a)Parent and Borrower shall use best efforts, and shall fully cooperate with the Lender Group and each applicable Governmental Authority, to obtain any approvals as may be necessary or desirable under applicable Cannabis Laws with respect to registration of this Agreement (and/or the Loans provided hereunder).
(b)Parent and Borrower shall use best efforts, and shall fully cooperate with the Lender Group and each applicable Regulatory Authority, to obtain any pre-approvals or approvals as may be necessary or desirable under applicable Cannabis Laws to assign or transfer any Cannabis Licenses held by Borrower upon the occurrence and continuation of an Event of Default and the exercise of remedies in accordance with Section 9.1.
(c)Notwithstanding anything herein to the contrary, Agent and each Lender further acknowledges that they are solely responsible for providing the personal information applicable to Agent and each Lender that is required to be furnished to applicable Governmental Authority or Regulatory Authority in connection with the aforementioned required pre-approvals and approvals and for completing in whole or in part the required registration and/or other applicable forms to be submitted thereto, and the cooperation of Borrower and other Loan Parties shall be dependent on Agent and each Lender providing such personal information and completing such forms to the extent applicable and in a timely manner. If any Lender is rejected by the applicable Governmental Authority in any jurisdiction where such approval is required (including any appeals processes in place in the applicable jurisdiction) for purposes of Agent and the Lender Group maintaining a lien in accordance with the Loan Documents or if any Regulatory Authority threatens to revoke or terminate the Cannabis License issued by such Governmental Authority, then, in each case (i) first, any applicable Cannabis License or other Collateral of the licensed entity or any equity pledge of the license entity subject to regulation shall be released from the Collateral, (ii) second, if such release from the Collateral does not result in the Governmental Authority ceasing the threatened revocation or termination, any applicable Loan Parties subject to regulation by such Governmental Authority shall be released from their Obligations, (iii) third, if such release from Obligations does not result in the Governmental Authority ceasing the threatened revocation or termination, such Lender shall be required to sell and/or transfer its portion of the Loan to an Affiliate or another Lender to this Agreement approved by such Governmental Authority and (iv) fourth, if such sale or transfer is not practicable, such Lender shall be required to sell and/or transfer its portion of the Loan to a new lender approved by such applicable Governmental Authority, in each case within thirty (30) days following such rejection. In addition, if in connection with any renewal of any Cannabis License, Agent or any Lender shall fail within sixty (60) days of written notice (complying with the notice provisions of this Agreement) by Borrower or the applicable Loan Party to Agent or Lender, to provide the required information required with respect to Agent or such Lender by any Governmental Authority to renew such Cannabis License, in each case (i) first, any applicable Cannabis License or other Collateral of the licensed entity or any equity pledge of the license entity subject to regulation shall be released from the Collateral and (ii) second, if such release from the Collateral does not result in the missing information no longer being required, any applicable Loan Parties subject to regulation by such Governmental Authority shall be released from their Obligations. In connection with any release contemplated by this Section 5.21(c), Agent will, at Borrower’s sole expense, execute and deliver any termination statements (or, alternatively, upon Borrower’s request, at Borrower’s sole expense, authorize the Loan Parties to file termination statements), lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary or requested by Borrower to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations with respect to the applicable Collateral or Loan Party.
For the avoidance of doubt, Borrower and each Loan Party’s obligations with respect to regulatory pre-approvals and approvals shall be limited to the obligations to provide best efforts as provided for in Sections 5.21(a) and 5.21(b). The failure of Agent or any Lender to receive any such approval (i) shall not result in an Event of Default and (ii) the applicable Collateral shall be released from the lien contemplated hereunder as provided for in Section 5.21(c).
5.22Communications with Governmental Authorities
Promptly, but in no event later than five (5) days after submission to any Governmental Authority, or receipt thereof, Borrower shall furnish to Agent all documents and information furnished to or received from such Governmental Authority in connection with any investigation of any Loan Party or inquiries by such Governmental Authority.

5.23Construction Contracts
Within three (3) Business Days of entering into any contract or series of contracts with respect to any construction or improvements on Collateral Property with a value in excess of five hundred thousand Dollars ($500,000), provide copies of all such contracts to Agent along with the construction plan, reports and any other documentation reasonably requested in connection with such construction.
5.24Budget and Variance Report
On the last Wednesday of the first full calendar month after the Effective Date and on the Wednesday which falls in the last week of each succeeding four week period thereafter (or on the immediately succeeding Business Day if any such Wednesday is not a Business Day), (x) an updated proposed Budget for the immediately succeeding thirteen-week period and (y) a duly completed Budget and variance certificate shall be prepared by the Borrower’s management and certified by the chief financial officer of the Borrower and shall (i) attach the updated proposed Budget for the immediately succeeding thirteen-week period, (ii) include a certification of the chief financial officer of Borrower that (a) such proposed Budget was prepared by the Borrower in good faith and (b) such proposed Budget was prepared in accordance with assumptions for which Borrower have a reasonable basis; provided that, with respect to the foregoing clauses (a) and (b), without limitation of any of the other provisions of this Agreement, Agent and Lenders acknowledge that the Budget represents forward-looking information, is subject to certain inherent uncertainties and that actual results may vary from such Budget, and (iii) other than in connection with the initial Budget delivered as required above, include the information required for the immediately preceding Measurement Period reflecting the Parent and its Subsidiaries actual performance for such Measurement Period along with comparisons of the actual performance as compared to the performance projected for such Measurement Period pursuant to the most recently delivered Budget in the manner set forth in the definition thereof (including a calculation of the percentage variances and explanations for such variances.
5.25[Reserved]
5.26ERC Agreement
Promptly, but in any event within three (3) Business Days of its receipt thereof, provide Agent with copies of any written notice or documentation received from the Internal Revenue Service or the ERC Lender under the ERC Agreement or otherwise in connection with or related to the ERC Tax Refund Claim. Each Loan Party shall and shall cause each of its respective Subsidiaries to, observe and perform all of the covenants, terms, conditions and agreements contained in the ERC Agreement to be observed or performed by it thereunder. The breach or violation by any Loan Party of any obligation contained in this Section 5.26 shall constitute an immediate Event of Default.
6.NEGATIVE COVENANTS
Each Loan Party covenants and agrees that, until payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), no Loan Party will, and no Loan Party will permit any of its Subsidiaries to do any of the following:

6.1Indebtedness
Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2Liens
Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3Restrictions on Fundamental Changes
(a)Enter into any Acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its Stock (including pursuant to a “division” under Delaware law), except: (i) for any merger between Loan Parties; (ii) for any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party; provided that, the Loan Party is the surviving entity of any such merger to which is a party; (iii) [reserved] or (iv) in connection with the Permitted Canopy Transaction;
(b)Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) other than a solvent voluntary liquidation, winding-up or dissolution of any Subsidiaries not holding any assets and so long as the proceeds of any such liquidation, winding-up or dissolution are paid to a Loan Party; or
(c)Suspend or cease operating a substantial portion of its or their business.
6.4Disposal of Assets
Other than Permitted Dispositions or transactions permitted by Section 6.3 and Section 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets (any such conveyance, sale, lease, license, assignment, transfer or other disposition, a “Disposition”).
6.5Change Name
Change Parent’s or any other Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that Parent or any other Loan Party may change its name, organizational identification number, state of organization or organizational identity upon at least fifteen (15) days’ prior written notice to Agent of such change and so long as at the time of such written notification, such Person provides any financing statements necessary to perfect and/or continue perfection of Agent’s Liens.
6.6Nature of Business
Make any material change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

6.7Prepayments, Payments and Amendments
(a)Optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than the Obligations in accordance with this Agreement;
(b)make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions;
(c)making any cash payment of any kind (whether pursuant to any optional or mandatory prepayment, amortization payments or otherwise) on account of the Investment Debt; or
(d)directly or indirectly, amend, modify, alter, or change any of the terms or provisions of:
(i)the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of the Lenders;
(ii)any Material Contract if the effect thereof, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iii)the Arrangement Agreements without the prior written consent of the Required Lenders, but only to the extent that such amendment, modification, alteration, or change would be materially adverse to the Lenders (in their respective capacities as such) or Loan Parties; or
(iv)any Investment Debt Document if the effect thereof would be to require any cash payments to be made prior to 91 days after the Maturity Date.
6.8Restricted Payments
Make Restricted Payments other than:
(a)to the extent constituting Permitted Investments;
(b)Permitted Tax Payments; and
(c)from and after the First Out Payout Date, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the making of such proposed Restricted Payment and (ii) Borrower is in pro forma compliance with the financial covenants set forth in 7 (to the extent applicable), both before and after giving effect to such Restricted Payment.

6.9Accounts
Other than with respect to any Deposit Account or Securities Account opened or acquired after the Effective Date (as to which the Loan Parties shall comply with this Section 6.9 within thirty (30) days (or such longer period of time as consented to by Agent in its sole discretion) after such opening or acquisition), no Loan Party shall establish or maintain a Deposit Account or Securities Account that is not subject to a Control Agreement in favor of Agent and no Loan Party will deposit proceeds in a Deposit Account or Securities Account which is not subject to a Control Agreement in favor of Agent, except accounts used solely for payroll or tax payments and credit card processing or as otherwise agreed in writing by Agent.
6.10Accounting Methods
Modify or change its fiscal year end from December 31 or its method of accounting (other than as may be required to conform to GAAP).
6.11Investments
Except for Permitted Investments, directly or indirectly, make or acquire any Investment.
6.12Transactions with Affiliates
Directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries (including the payment any of management, advisory, consulting fees or the like), except for:
(a)transactions between a Loan Party, on the one hand, and any Affiliate of such Loan Party, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent if they involve one or more payments by such Loan Party in excess of two hundred and fifty thousand dollars ($250,000) in the aggregate per fiscal year, (iii) are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate, and (iv) are commercially reasonably necessary or beneficial to running the business;
(b)transactions permitted under Section 6.8;
(c)so long as it has been approved by such Loan Party’s Board of Directors (or comparable governing body) in accordance with Applicable Law, (i) the payment of reasonable and customary compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Loan Party in the ordinary course of business and consistent with industry practice, and (ii) the payment of reasonable and customary indemnification obligations to employees, officers, and outside directors of such Loan Party in the ordinary course of business and consistent with industry practice; and
(d)transactions exclusively among the Loan Parties.

6.13[Reserved]
6.14Benefit Plans
Maintain or contribute to any Benefit Plan or permit any ERISA Affiliate to maintain to contribute to any Benefit Plan.
6.15Limitation on Issuance of Stock
Issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Stock except for (a) the issuance or sale of any of its Stock to Parent or any other Loan Party, (b) in connection with social equity requirements with respect to any Cannabis Licenses in accordance with the Regulatory Authority, (c) any other issuance or sale of any of its Stock so long as such issuance or sale is (i) upon fair and reasonable terms and (ii) no less favorable to such Loan Party than would be obtained in an arm’s length transaction and (d) in connection with the Permitted Canopy Transaction so long as any such Stock issued by the applicable Loan Party does not constitute Disqualified Stock. For the avoidance of doubt, this Section 6.15 shall not prohibit or restrict Parent from issuing or selling or entering into any agreement or arrangement for the issuance or sale of any of its Stock in any respect.
6.16[Reserved]
6.17[Reserved]
6.18Capital Expenditures
Permit the aggregate amount of Capital Expenditures incurred in any fiscal year with respect to all Loan Parties on a consolidated basis to exceed Fifty Million Dollars ($50,000,000), except as otherwise approved by the Agent in writing (such approval not to be unreasonably withheld); provided that at least seventy five percent (75%) of any such Capital Expenditures financed by the Loans must be directed to the Collateral located in the Core States.
6.19Restricted Subsidiaries
Allow Acreage Illinois 2, LLC, Acreage Illinois 4, LLC, Acreage Illinois 5, LLC, Acreage Illinois 6, LLC or Acreage Compassionate Care Holdings OK, LLC to engage in any activities, own any assets or incur any liabilities unless such entity delivers an operating agreement in accordance with Schedule 3.6.
7.FINANCIAL COVENANTS
The Loan Parties covenant and agree that, until payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), the Loan Parties shall:
7.1Maximum Senior Leverage Ratio
Have a Senior Leverage Ratio, measured on a fiscal quarter-end basis, of not greater than the correlative ratio indicated in the following table:

Applicable Ratio	Fiscal Quarter Ending
4.75x	December 31, 2024 and each fiscal quarter following thereafter

7.2Maximum Total Leverage Ratio
Have a Total Leverage Ratio, measured on a fiscal quarter-end basis, of not greater than the correlative ratio indicated in the following table:

Applicable Ratio	Fiscal Quarter Ending
6.50x	December 31, 2024 and each fiscal quarter following thereafter

7.3Minimum Fixed Charge Coverage Ratio
Have a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis of not less than the correlative ratio indicated in the following table:

Applicable Ratio	Fiscal Quarter Ending
1.00x	December 31, 2024 and each fiscal quarter following thereafter

7.4Minimum Cash Balance
Maintain a sum of unrestricted cash and Cash Equivalents measured on a fiscal quarter-end basis in an amount not less than the amounts indicated in the following table for the fiscal quarters set forth below:

Applicable Amount	Fiscal Quarter Ending
$3,000,000.00	December 31, 2024 and each fiscal quarter following thereafter

8.EVENTS OF DEFAULT
8.1Events of Default
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
(a)Payments.
If any Loan Party fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, other fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such required payment is not made within five (5) Business Days of its due date; or
(b)Covenants. If any Loan Party or any of its Subsidiaries:
(i)fails to perform or observe any covenant or other agreement contained in any of (i) Sections  5.1 (Financial Statements, Reports, Certificates), 5.2 (Collateral Reporting), 5.4 (Inspection), 5.7 (Insurance), 5.10 (Disclosure Updates), 5.11 (Formation or Acquisition of Subsidiaries), 5.14 (Lender Meetings), and 5.26 (ERC Agreement), or (ii) subject to Section 9.4, Section 7, and, in each case, such failure continues for a period of ten (10) Business Days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party and (B) the date on which notice thereof is given to Borrower by Agent or any Lender;
(ii)fails to perform or observe any covenant or other agreement contained in any of Section 6, and, such failure continues for a period of fourteen (14) calendar days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party and (B) the date on which notice thereof is given to Borrower by Agent or any Lender;
(iii)fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (Existence), 5.5 (Maintenance of Properties), 5.6 (Taxes), 5.8 (Compliance with Laws), 5.9 (Environmental), 5.12 (Additional Real Property), 5.13 (Further Assurances), and 5.15 (Material Contracts) of this Agreement and such failure continues for a period of fifteen (15) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party and (ii) the date on which notice thereof is given to Borrower by Agent or any Lender; or
(iv)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8.1 (in which event such other provision of this

Section 8.1 shall govern), and such failure continues for a period of twenty (20) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party and (ii) the date on which notice thereof is given to Borrower by Agent; or
(c)Assets. If any material portion of the Loan Parties’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of thirty (30) calendar days the date it first arises or five (5) calendar days prior to the date on which such property or asset is subject to forfeiture by such Loan Party; or
(d)Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Loan Party; or
(e)Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Person, or (e) an order for relief shall have been issued or entered therein; or
(f)Business Affairs. If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or
(g)Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of one million dollars ($1,000,000) or more (exclusive of amounts covered (other than to the extent of customary deductibles) by insurance) is entered or filed against any Loan Party, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (x) the same is not discharged, satisfied, stayed, vacated, or bonded pending appeal, or (y) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; or
(h)Default Under Other Agreements. If there is a default in one or more agreements (other than Investment Debt Documents) to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of one million dollars ($1,000,000) or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder; or

(i)Representations, etc. If any warranty, representation, certificate or statement made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof; provided that no Event of Default shall exist if the circumstances causing such warranty, representation or certificate to be untrue are remedied within five (5) Business Days of notice thereof from Agent; or
(j)Guaranty. If the obligation of Parent under the Parent Guaranty or the obligation of any Subsidiary Guarantor under any Subsidiary Guaranty is limited or terminated by operation of law or by the applicable guarantor; or
(k)Security Documents. If (i) the Security Agreement, any Mortgage or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected, and except to the extent of Permitted Priority Liens, first priority Lien on the Collateral covered thereby, subject to Permitted Priority Liens or (ii) any material portion of the Collateral (not fully covered by insurance as to which the relevant insurance company has not disputed coverage) shall be lost, stolen, materially damaged or destroyed; or
(l)Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document; or
(m)Change of Control. A Change of Control shall occur, whether directly or indirectly, except in connection with the Permitted Canopy Transaction; or
(n)Material Adverse Effect. A Material Adverse Effect shall be reasonably determined to have occurred; or
(o)ERISA Event. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan.

9.THE LENDER GROUP’S RIGHTS AND REMEDIES
9.1Rights and Remedies
Upon the occurrence and during the continuation of an Event of Default and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, Agent may, and, at the direction of the Required Lenders, shall, do any one or more of the following:
(a)declare all or any portion of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loan and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
(b)[reserved];
(c)terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations; and
(d)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under Applicable Law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.1(d) or Section 8.1(e), in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of the Loans and all other Obligations, whether evidences by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirement of any kind, all of which are expressly waived by Borrower.
Agent shall not be required to take any action pursuant to this Section 9.1 unless so directed in writing by the Required Lenders and in Agent’s good faith determination, taking such enforcement action is permitted under the terms of the Loan Documents and Applicable Law, and taking such enforcement action will not result in any liability of Agent to any Loan Party or any other Person for which Agent has not been indemnified for under the Loan Documents.
9.2Remedies Cumulative
The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
9.3Sale of Licenses
Upon the occurrence and during the continuation of an Event of Default under Section 8.1(a) and written notice thereof to Borrower, without limiting any other right or remedy of Agent or Lenders hereunder or under any Loan Document, Agent (at the request of Required Lenders) may require the following pursuant to its written notice delivered to Borrower following: (i) Borrower’s failure to cure such Event of Default within five (5) days of receipt of such notice (for the first two occurrences of an Event of Default under Section 8.1(a)) and (ii) thereafter, expiration of the grace period set forth in Section 8.1(a) (the “Sale Notice”):
(a)Milestones. By no later than thirty (30) days following the date of the Sale Notice, Borrower shall commence a full process to sell one or more Cannabis Licenses, as determined in Borrower’s reasonable discretion (subject to clause (v) below), and related properties (including, without limitation, the Collateral Properties) and operations held by the Loan Parties (the “Sale Assets”). As part of such sale process:
(i)By no later than sixty (60) days following the date of the Sale Notice, Borrower shall provide Agent with proposals from no less than three (3) investment banks or brokers for running the sale process, which investment banks or brokers shall be subject to Agent’s approval in its reasonable discretion, and such proposals shall include detailed compensation information for each investment bank or broker;
(ii)By no later than sixty-five (65) days following the date of the Sale Notice, Borrower shall indicate to Agent the investment bank or broker that it seeks to retain, provided that the retention of such investment bank or broker shall be subject to Agent’s approval in its reasonable discretion;
(iii)Borrower shall retain such investment bank or broker by no later than seventy (70) days following the date of the Sale Notice and provide a signed copy of the engagement letter between Borrower and the selected investment bank or broker to Agent by no later than eight-five (85) days following the date of the Sale Notice;
(iv)Borrower shall cause the selected investment bank or broker to commence the marketing process by no later than ninety (90) days following the date of the Sale Notice, and shall cooperate with the investment bank or broker to facilitate such marketing process, including by providing (for access by potential bidders) all information reasonably requested by the investment bank or broker;
(v)Borrower shall include in the sale process the Sale Assets expected (based on valuations by the investment bank or broker) to yield proceeds sufficient to repay all Obligations in full in cash (including any premiums, exit fees, penalties and/or default interest). If the sale of all Sale Assets held by the Loan Parties would not be expected to yield sufficient proceeds to repay all Obligations in full in cash (including any premiums, exit fees, penalties and/or default interest), the sale process will be for all Sale Assets held by the Loan Parties.
(vi)Borrower shall request initial letters of interest, along with each such potential buyer’s qualifications, by no later than one hundred thirty (130) days following the date of the Sale Notice and signed letters of intent by no later than one hundred fifty (150) days following the date of the Sale Notice;
(vii)Borrower shall have signed purchase agreement(s) for the sales of the Sale Assets by no later than one hundred sixty five (165) days following the date of the Sale Notice; and
(viii)Borrower shall close such sales by no later than two hundred twenty five (225) days following the date of the Sale Notice.
(b)Sale Process. Borrower shall cause the selected investment bank or broker to provide to the Lenders and Agent a detailed weekly report on the sale process including the number and identity of (i) potential bidders contacted, (ii) potential bidders negotiating non-disclosure agreements, (iii) potential bidders with signed non-disclosure agreements and (iv) potential bidders who have accessed the virtual data room, and the number of documents reviewed. Such report shall also include (x) copies of all letters of intent received and (y) copies of all definitive bids received, together with such bidders’ financial statements. The selected investment bank or broker and the Lenders and/or their advisors shall also conduct update calls every week. Borrower shall consult with the Lender and/or their advisors regarding all definitive bids received. The terms and conditions of any sale of any Sale Assets must be approved by the Required Lenders.
(c)Attorney-In-Fact. Each Loan Party hereby irrevocably appoint Agent as its attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Agent may reasonably deem necessary to accomplish the purposes of this Section 9.3, including if the applicable Loan Parties have not complied, to ensure such compliance by giving instructions or providing information to the investment bank, broker or other advisors so long as such instructions are commercially reasonable and given in good faith, and by executing and delivering necessary agreements and documents. To the fullest extent permitted by law, each Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.
(d)Specific Performance. The Loan Parties, Agent and the Lenders agree that irreparable damage would occur, and that Agent and the Lenders would not have an adequate remedy at law, in the event that any of the provisions of this Section 9.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Agent and the Lenders shall be entitled to an injunction or injunctions to prevent breaches or anticipated breaches of this Section 9.3 and to specifically enforce the terms and provisions of this Section 9.3, without proof of actual damages or otherwise, in addition to any other remedy to which Agent and the Lenders are entitled to at law or in equity. Each Loan Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Loan Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
9.4Equity Cure
(a)In the event the Loan Parties fail to comply with the financial covenants set forth in Section 7, subject to the terms and conditions hereof, Borrower shall have the right (the “Cure Right”) until the expiration of the tenth (10th) day subsequent to the date the applicable financial statements are required to be delivered pursuant to Section 5.1 (the “Cure Right Deadline”), to use cash from the proceeds of any issuance of Stock of Parent or otherwise receive, as additional paid in capital or cash contributions from its equity holders, in either case, in an aggregate amount necessary to cure the relevant financial covenant (the “Cure Amount”). Upon the actual receipt by Parent of the cash proceeds thereof and upon written notice to Agent, Parent, on behalf of Borrower, shall immediately transfer such proceeds to a separate segregated account held by Agent to be used, at Borrower’s sole discretion, (i) in an amount equal to the Cure Amount to be held by Agent in a separate interest reserve (“Interest Reserve”) and used in accordance with Section 9.4(c), (ii) in an amount equal to the Cure Amount to apply such proceeds to the Loans in accordance with Section 2.3(h), or (iii) in an amount equal to two times the Cure Amount to reinvest an amount into Borrower’s business by applying such proceeds to the cost of any replacement, purchase, or construction with respect to any portion of the Collateral within one hundred eighty (180) days after the initial receipt of such proceeds.
(b)Upon the actual receipt by Borrower of the cash proceeds thereof, the financial covenants shall then be recalculated giving effect to the following pro forma adjustments: (i) Adjusted EBITDA shall be deemed increased by the Cure Amount for the applicable fiscal quarter and, without duplication, for the subsequent three (3) consecutive fiscal quarters, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; (b) any prepayment made pursuant to Section 9.4(a) shall not be given effect for such purpose; and (c) if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of all financial covenants, the Loan Parties shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Event of Default of such financial covenants that had occurred shall be deemed not to have occurred for this purpose of the Agreement. In the event that (i) Borrower shall have delivered to Agent written notice of its intention to exercise the Cure

Right (which notice shall be delivered no earlier than fifteen (15) days prior to, and no later than the fifth (5th) day subsequent to, the date the applicable financial statements are required to be delivered pursuant to Section 5.1), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause the Loan Parties to be in compliance with the financial covenants as of the relevant date of determination, then until the date, if any, on which any Loan Party notifies Agent in writing that such Cure Right shall not be exercised, Agent shall not exercise any remedies set forth in Section 9.1 hereof; provided that so long as any Event of Default shall be in existence due to failure of the Loan Parties to comply with the financial covenants set forth in Section 7, all rights and remedies available to such parties other than those set forth in Section 9.1 shall be available to such parties.
(c)If Borrower uses the proceeds received under Section 9.4(a) to fund the Interest Reserve, so long as no Default or Event of Default shall have occurred and be continuing, the Interest Reserve shall be disbursed for the payment of interest on the Loan as such interest becomes due and payable in accordance with this Agreement. Upon the occurrence of a Default, Lender shall have no obligation to make any further disbursements from the Interest Reserve and Borrower shall not be entitled to any such disbursements, unless and until such Default is waived by Agent. If the interest payable on the Loans exceeds at any time the Interest Reserve, Borrower shall promptly pay to Agent such amount in excess thereof. Upon the occurrence of a Default, Agent may apply any undisbursed portion of the Interest Reserve against any of the Obligations of Borrower in any manner in Agent’s sole discretion.
(d)Notwithstanding the foregoing or anything to the contrary contained herein, this Section 9.4 shall not be applicable until the First Out Payout Date has occurred.
10.TAXES AND EXPENSES.
Upon the occurrence and during the continuance of an Event of Default, to the extent that any Loan Party fails to pay any monies (whether Taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.7 hereof, obtain and maintain insurance policies of the type described in Section 5.7 and take any reasonable action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, Tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.WAIVERS; INDEMNIFICATION
11.1Demand; Protest; etc.
Parent and each other Loan Party waives demand, protest, notice of protest, notice of default, acceleration or intent to accelerate, dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.
11.2The Lender Group’s Liability for Collateral
Parent and each other Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.
11.3Indemnification
Each Loan Party shall pay, indemnify, defend, and hold Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, brokers or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery incurred in advising, structuring, drafting, reviewing, administering, amending, waiving or otherwise modifying the Loan Documents, to the extent covered by the indemnification rights and obligations under this Section 11.3), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ and Parent’s compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities and costs or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries’ (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that (x) a court of competent jurisdiction determines pursuant to a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (y) results from a claim brought by Borrower against an Indemnified Person for breach of such Indemnified Person’s obligations hereunder or under any other Loan Document. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Loan Parties with respect thereto.
12.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to Borrower, Agent or any Lender, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	366 Madison Ave., 14th Floor New York, NY 10017 Attn: Corey Sheahan Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]
With a copy to (which shall not constitute notice):	Foley Hoag LLP Seaport World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210-2600 Attn: Thomas B. Draper Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]
If to Agent:	VRT Agent LLC 865 South Figueroa Street, #700 Los Angeles, CA 90017 Attn: Charlie Tashjian Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]
With a copy to (which shall not constitute notice):	McDermott Will & Emery LLP 2049 Century Park East, Suite 3200, Los Angeles, CA 90067-3206 Attn: Gary Rosenbaum and Michael Rostov Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]

If to Viridescent Realty Trust, Inc., as a Lender:	Viridescent Realty Trust, Inc. 865 South Figueroa Street, #700 Los Angeles, CA 90017 Attn: Charlie Tashjian Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]
With a copy to (which shall not constitute notice):	McDermott Will & Emery LLP 2049 Century Park East, Suite 3200, Los Angeles, CA 90067-3206 Attn: Gary Rosenbaum and Michael Rostov Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]
If to 11065220 Canada Inc., as a Lender:	11065220 Canada Inc. 1 Hershey Drive Smith Falls, ON, K7A 0A8 Attention: Christelle Gedeon Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]
With a copy to (which shall not constitute notice):
Cassels Brock & Blackwell LLP
Suite 3200, Bay Adelaide Centre – North Tower
40 Temperance St.
Toronto, Ontario, M5h 0B4

Attention: Johnathan Sherman
Email: [Omitted pursuant to Item 601(a)(6) of Regulation S-K]

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given the next day and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
13.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR

DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOT INCLUDING CONFLICTS OF LAWS RULES.
(b)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, PARENT, EACH OTHER LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). PARENT, EACH OTHER LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(c)PARENT AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, SITTING IN THE COUNTY OF WESTCHESTER OR NEW YORK, AT THE REQUIRED LENDER’S DISCRETION, AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST PARENT OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(d)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, PARENT, EACH OTHER LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND PARENT, EACH OTHER LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR

SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
14.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS
14.1Assignments and Participations
(a)Assignments. Any Lender may, with the consent of Agent and Borrower (provided that, the consent of Borrower (A) shall not be unreasonably withheld or delayed (provided, further, that if such consent is not granted, it shall not be considered unreasonably withheld if the proposed assignment is to a Person who is a direct competitor, or a lender to or an affiliate of a direct competitor, of any Loan Party) and (B) shall not be required if an Event of Default exists or such assignment is to a Permitted Assignee), at any time assign to one or more Persons (other than natural persons) (any such Person, an “Assignee”) all or any portion of such Lender’s Loan. Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to five hundred thousand dollars ($500,000) or, if less, the remaining Loan held by the assigning Lender. The Loan Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an Assignment and Acceptance.
(i)From and after the date on which the conditions described above have been met, and subject to acceptance and recording of the assignment pursuant to Section 14.1(a)(iii), (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder.
(ii)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.
(b)Any Lender may, at any time sell to one or more Persons (other than natural persons) participating interests in its Loans or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the vote of such Lender. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Lender shall, acting solely for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of each such Participant, and principal amount of and accrued interest on the Loans owing to, such Participant (the “Participant Register”); provided that, such Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or its other obligations under any Loan Document) to any Person except to the extent that disclosure is required to establish that such a participation in a Loan or other obligation is held by a Participant who is a non-resident alien individual (within the meaning of Code Section 871) or a foreign corporation (within the meaning of Code Section 881) is in registered form (as described above). The entries in the Participant Register shall be conclusive absent manifest error, and the Lenders shall have the right to treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
14.2Successors
This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that, no Loan Party may assign this Agreement or any rights or duties hereunder without the Required Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by any Lender shall release any Loan Party from its Obligations.

15.AMENDMENTS; WAIVERS
15.1Amendments and Waivers
(a)No amendment, waiver, or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Agent and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given, provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto do any of the following:
(i)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(ii)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)),
(iii)change the Pro Rata Share that is required to take any action hereunder,
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)other than as permitted by Section 16.12, release Agent’s Lien in and to all or substantially all of the Collateral,
(vi)amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,
(vii)contractually subordinate any of Agent’s Liens,
(viii)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)amend, modify, or eliminate any of the provisions of Section 2.3(b)(i) or (ii) or Section 2.3(h), or

(x)amend, modify, or eliminate any of the provisions of Section 14.1 with respect to assignments to, or participations with, Persons who are a Loan Party or an Affiliate of a Loan Party.
(b)No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 16 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Loan Parties, and the Required Lenders.
15.2No Waivers; Cumulative Remedies
No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s or any Lender’s rights thereafter to require strict performance by Parent or the other Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
16.AGENT; THE LENDER GROUP
16.1Appointment and Authorization of Agent.
Each Lender hereby designates and appoints VRT AGENT LLC, as its agent under this Agreement and the other Loan Documents and such Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf, and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of each Lender on the conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and neither Parent nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent is expressly entitled to take or assert under or pursuant to this

Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, each Lender agrees that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the payments and proceeds of Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent, any other Loan Party, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay the Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
16.2Delegation of Duties
Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith or willful misconduct.
16.3Liability of Agent
None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and non-appealable judgment), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or any other Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder (other than such filings and other actions as are necessary to perfect and maintain rights in the Collateral). No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.
16.4Reliance by Agent
Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any of the Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Required Lenders (or, to the extent required by Section 15.1(a), all Lenders). If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders (except as otherwise required by Section 15.1(a)).
16.5Notice of Default or Event of Default
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent will promptly notify such Lender of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If a Lender obtains actual knowledge of any Event of Default, such Lender shall promptly notify Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9.1.
16.6Credit Decision
Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to such Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide the Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.
16.7Costs and Expenses; Indemnification
Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorney’s fees and expenses, fees and expenses of financial accountants, advisors, consultants, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Loan Parties are obligated to reimburse Agent or the Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the payments or proceeds of the Collateral received by Agent to reimburse Agent for such reasonable and documented out-of-pocket costs and expenses prior to the distribution of any amounts to the Lenders. In the event Agent is not reimbursed for such costs and expenses by any Loan Party, each Lender hereby agrees that it is and shall be obligated to pay for its Pro Rata Share of such costs and expenses. Whether or not the transactions contemplated hereby are consummated, each Lender, on a ratable basis, shall indemnify and defend Agent-Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so) from and against any and all Indemnified Liabilities; provided that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and non-appealable judgment. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its Pro Rata Share of Agent’s costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, to the extent that Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
16.8Agent in Individual Capacity
VRT AGENT LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Affiliates and any other Person party to any Loan Documents as though VRT Agent LLC was not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, VRT Agent LLC or its Affiliates may receive information regarding any Loan Party or its Affiliates or any other Person party to any Loan Document that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and each Lender acknowledges that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.
16.9Successor Agent
Agent may resign as Agent upon thirty (30) days (ten (10) days if an Event of Default has occurred and is continuing) prior written notice to each Lender (unless such notice is waived by such Lender) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of such Agent, the Required Lenders shall act as such Agent until they appoint a successor Agent. The Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders (provided that until the First Out Payout Date, VRT must consent to any such removal). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as such Agent shall be terminated. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation or removal, the retiring Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.
16.10Lender in Individual Capacity
Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, a Lender and its respective Affiliates may receive information regarding any Loan Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to such Lender, and such Lender acknowledges that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11Taxes
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by Borrower. Each Loan Party shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, such Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section

1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied in all material respects with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

16.12Collateral Matters
(a)The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon payment and satisfaction in full by the Loan Parties of all of the Obligations (other than contingent obligations in respect of which no claim has been made), (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Loan Parties certify to Agent and each Lender pursuant to Section 16.4 that the sale or disposition is permitted under this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which the Loan Parties did not own any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 16.12. The Loan Parties and the Lenders hereby irrevocably authorize Agent, upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent and the Required Lenders in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Stock of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of the Required

Lenders. Upon request by Agent or the Loan Parties at any time, each Lender will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of the Loan Parties in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(b)Agent shall have no obligation whatsoever to any Lender (i) to verify or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as a Lender and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.
16.13Erroneous Payment
(a)If Agent (x) notifies the Lenders, any member of the Lender Group or any Person who has received funds on behalf of the Lenders or the Lender Group (any such Lender, member of the Lender Group or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, member of the Lender Group or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 16.13 and held in trust for the benefit of Agent, and the Lenders or member of the Lender Group shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as Agent may, in its sole discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), the Lenders, any member of the Lender Group or any Person who has received funds on behalf of the Lenders or any member of the Lender Group (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that the Lenders, any member of the Lender Group or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)the Lenders and any member of the Lender Group shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 16.13(b).
For the avoidance of doubt, the failure to deliver a notice to Agent pursuant to this Section 16.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 16.13(a) or on whether or not an Erroneous Payment has been made.
(c)The Lenders and any member of the Lender Group hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to the Lenders or member of the Lender Group under any Loan Document, or otherwise payable or distributable by Agent to the Lenders or member of the Lender Group under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by for any reason, after demand therefor in accordance with immediately preceding clause (a), from a Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (B) Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Lender, (D) Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.
(i)Subject to Section 14.1 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by a Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such

Loans are then owned by Agent) and (y) may, in the sole discretion of Agent, be reduced by any amount specified by Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of the Lenders or any member of the Lender Group, to the rights and interests of the Lenders or such member of the Lender Group, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party; provided that this Section 16.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 16.13 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, the Lender, and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
16.14Agency for Perfection
Agent hereby appoints each Lender as its agent (and such Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify

Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
16.15Payments by Agent to the Lenders
All payments to be made by Agent to any Lender shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
16.16Concerning the Collateral and Related Loan Documents
Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
16.17Several Obligations; No Liability
Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Parent, any other Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
17.GENERAL PROVISIONS
17.1Effectiveness
This Agreement shall be binding and deemed effective when executed by Parent, the other Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2Section Headings
Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3Interpretation
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4Severability of Provisions
Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5Counterparts; Electronic Execution
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic mail or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic mail or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.6Revival and Reinstatement of Obligations; Certain Waivers
If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
17.7Confidentiality
(a)Agent and each Lender each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties, their operations, assets, and existing and contemplated business plans shall be treated by Agent and such Lender in a confidential manner, and shall not be disclosed by Agent or such Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group and provided that, any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule or regulation, (v) as may be agreed to in advance in writing by any Loan Party, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or any Lender or the Lender Group Representative), (viii) in connection with any assignment, participation or pledge of a Lender’s interest under this Agreement; provided that, such party is subject to confidentiality obligations no less protective of Borrower as those contained herein in connection therewith, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (x) in connection with the exercise of any secured creditor remedy under this Agreement or any other Loan Documents.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Loans provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

17.8Debtor-Creditor Relationship
The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Parent or any other Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Parent or the other Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.9Public Disclosure
Each party hereto agrees that it will not disclose any non-public information regarding any other party hereto or issue any press release or other public disclosure using the name of any other party hereto or any of their respective Affiliates or referring to this Agreement or any other Loan Document or any of the terms or provisions hereof or thereof without the prior written consent of Agent, Lenders and Borrower, except (i) to the extent that a party hereto is required to do so under Applicable Law (in which event, such party will consult with Agent, Lenders or Borrower, as applicable before issuing such press release or other public disclosure to the extent permitted by Applicable Law), (ii) to attorneys for and other advisors, accountants, auditors, and consultants to any member of such party and to employees, directors and officers of any member of such party on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (iii) to Subsidiaries and Affiliates of any party hereto and provided that, any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iv) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (v) as may be required by statute, decision, or judicial or administrative order, rule or regulation, (vi) as may be agreed to in advance in writing by Agent, Lenders and Borrower, (vii) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (viii) as to any such information that is or becomes generally available to the public (other than as a result of any disclosure prohibited by this section) and (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. For the avoidance of doubt, this Section 17.9 or any other provision of this Agreement or the other Loan Documents shall not prohibit any member of the Lender Group from using any information disclosed to the Lender Group under Section 5.1 or otherwise under this Agreement in any reporting requirements under the Exchange Act with the Securities and Exchange Commission, any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission or with any national securities exchange, or distributed to its shareholders, as the case may be.
17.10Survival
All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid (other than contingent obligations in respect of which no claim has been made).
17.11PATRIOT Act
Each Lender that is subject to the requirements of the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify Loan Parties in accordance with the Patriot Act.
17.12Integration
This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
17.13Joint and Several
The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several.
17.14Acknowledgment and Consent to Bail-In of EEA Financial Institutions
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.15Schedules
Information furnished in any particular schedule attached hereto or any subsection thereof shall be deemed to have been disclosed with respect to every other schedule attached hereto or any subsection thereof to the extent the relevance of such information to other schedules or subsections thereof is readily apparent regardless of whether a specific cross-reference is indicated.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER
HIGH STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Philip Himmelstein
Name:	Philip Himmelstein
Title:	Vice President & Treasurer

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AGENT:
VRT AGENT LLC, a Delaware limited liability company, as Agent
By:	/s/ Dante Domenichelli
Name:	Dante Domenichelli
Title:	Authorized Signatory

LENDERS:
VIRIDESCENT REALTY TRUST, INC., a Delaware corporation, as a Lender
By:	/s/ Dante Domenichelli
Name:	Dante Domenichelli
Title:	Authorized Signatory

11065220 CANADA INC., a corporation incorporated under the federal laws of Canada, as a Lender
By:	/s/ Christelle Gedeon
Name:	Christelle Gedeon
Title:	Chief Legal Officer

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Acknowledged and agreed:
IN WITNESS WHEREOF, the parties hereto have caused this amended and restated credit agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT: ACREAGE HOLDINGS, INC. By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Interim Chief Financial Officer
GUARANTORS:
ACREAGE CCF NEW JERSEY, LLC; ACREAGE CHICAGO 1, LLC; ACREAGE CONNECTICUT, LLC; ACREAGE IP HOLDINGS LLC; ACREAGE NEW YORK, LLC; ACREAGE TRANSPORTATION, LLC; GREENLEAF APOTHECARIES, LLC; GREENLEAF GARDENS, LLC; GREENLEAF THERAPEUTICS, LLC; HSC SOLUTIONS, LLC; IN GROWN FARMS, LLC; IN GROWN FARMS, LLC 2; NCC LLC; NPG, LLC; PRIME WELLNESS OF CONNECTICUT, LLC; PRIME WELLNESS OF PENNSYLVANIA, LLC; THE BOTANIST, INC.; ACREAGE CALIFORNIA HOLDING COMPANY, LLC; ACREAGE FINANCE DELAWARE, LLC; ACREAGE MASSACHUSETTS, LLC; HSCP SERVICE COMPANY HOLDINGS, INC.; HSCP SERVICE COMPANY, LLC; ACREAGE GEORGIA LLC; MA RMD SVCS, LLC; ACREAGE MICHIGAN, LLC; ACREAGE MICHIGAN 1, LLC; ACREAGE MICHIGAN 2, LLC; ACREAGE MICHIGAN 3, LLC; ACREAGE MICHIGAN 4, LLC; PRIME ALTERNATIVE TREATMENT CENTER CONSULTING, LLC; ACREAGE RELIEF HOLDINGS OK, LLC; 22ND AND BURN INC.; HSCP OREGON, LLC; and THE FIRESTATION 23, INC.

By:    HIGH STREET CAPITAL PARTNERS, LLC,
    a Delaware limited liability company
    their:     Sole Member
By:    /s/ Philip Himmelstein____________
    Name:     Philip Himmelstein
    Title:     Vice President & Treasurer

[Signature Page to Credit Agreement]

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated credit agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GUARANTORS:
ACREAGE IP CONNECTICUT, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	D&B WELLNESS, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
THAMES VALLEY APOTHECARY, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	HSCP HOLDING CORPORATION By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
NYCANNA, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	THE WELLNESS & PAIN MANAGEMENT CONNECTION, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer

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IN WITNESS WHEREOF, the parties hereto have caused this amended and restated credit agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GUARANTORS: NCC REAL ESTATE, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE ILLINOIS 1, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
ACREAGE ILLINOIS 2, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE ILLINOIS 3, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
ACREAGE IP NEW YORK, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE IP OHIO, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
ACREAGE IP PENNSYLVANIA, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE IP NEW JERSEY, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated credit agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GUARANTORS:
ACREAGE HOLDINGS AMERICA, INC. By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE HOLDINGS WC, INC. By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
ACREAGE CONN. CBD, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE IP CALIFORNIA, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer

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ACREAGE ILLINOIS HOLDING COMPANY, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	IOWA RELIEF, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
ACREAGE IP NEVADA, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE IP MAINE, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated credit agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[Signature Page to Credit Agreement]

GUARANTORS: HIGH STREET CAPITAL PARTNERS MANAGEMENT, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	ACREAGE IP NEW JERSEY, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
ACREAGE IP MASSACHUSETTS, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer	EAST 11TH, INCORPORATED By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer
FORM FACTORY HOLDINGS, LLC By: /s/ Philip Himmelstein____________ Name: Philip Himmelstein Title: Vice President & Treasurer

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